UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WASTE CONNECTIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Woodlands, Texas

April 28, 2013

Dear Stockholders:

You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Friday, June 14, 2013, at 10:00 a.m. (Central Daylight Time). The meeting will be held at The Woodlands Resort & Conference Center, 2301 North Millbend Drive, The Woodlands, Texas 77380. Directions to The Woodlands Resort & Conference Center appear on the back cover of this notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 30, 2013, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2013 Annual Meeting of Stockholders and Annual Report to Stockholders for the fiscal year 2012. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 30, 2013, we will also first mail this proxy statement and the enclosed proxy card to certain stockholders.

The Securities and Exchange Commission permits us to deliver a single Notice to one address shared by two or more stockholders. This delivery method is referred to as “householding” and helps reduce our printing costs and postage fees. Under this procedure, we deliver a single package containing Notices to multiple stockholders who share an address. If you do not wish to participate in householding in the future, and prefer to receive separate Notices, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are currently receiving multiple Notices and wish to receive only one Notice for your household, please contact Broadridge. If you wish to receive a separate copy of this Proxy Statement and our Annual Report, please send a written request to the Secretary of Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on Waste Connections’ operations. As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone. If you attend the meeting, you will have the right to revoke any proxy you previously submitted and vote your shares in person.

Very truly yours,

Ronald J. Mittelstaedt

Chief Executive Officer and Chairman

WASTE CONNECTIONS, INC.

Waterway Plaza Two

10001 Woodloch Forest Drive, Suite 400

The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Friday, June 14, 2013, at 10:00 a.m. (Central Daylight Time). The meeting will be held at The Woodlands Resort & Conference Center, 2301 North Millbend Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect Edward E. “Ned” Guillet and Ronald J. Mittelstaedt to serve as Class III directors for a term of three years and until a successor for each has been duly elected and qualified, which is RECOMMENDED by our Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, which is RECOMMENDED by our Board of Directors;

3.	To approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”), which is RECOMMENDED by our Board of Directors;

4.	To approve the proposal to amend and restate our Amended and Restated Certificate of Incorporation to remove supermajority voting requirements, which is RECOMMENDED by our Board of Directors; and

5.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Only stockholders of record of Waste Connections common stock at the close of business on April 19, 2013, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on June 14, 2013

Our 2013 Proxy Materials and Annual Report to Stockholders for the fiscal year 2012 are available at http://phx.corporate-ir.net/phoenix.zhtml?c=118605&p=irol-proxy.

Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. The method by which you decide to vote will not limit your right to vote at the Annual Meeting of Stockholders. If you later decide to attend the Annual Meeting of Stockholders, you may revoke your previously submitted proxy and vote your shares in person.

By Order of the Board of Directors,

Patrick J. Shea

Secretary

April 28, 2013

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT

WASTE CONNECTIONS, INC.

Waterway Plaza Two

10001 Woodloch Forest Drive, Suite 400

The Woodlands, Texas 77380

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders of Waste Connections, Inc., or the company. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 30, 2013, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2013 Annual Meeting of Stockholders and Annual Report to Stockholders for the fiscal year 2012. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 30, 2013, we will also first mail this proxy statement and the enclosed proxy card to certain stockholders.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on April 19, 2013, may vote at the annual meeting. As of April 19, 2013, 123,418,612 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder.

Voting and Revocation

You may receive more than one proxy card and/or Notice depending on how you hold your shares. You should complete and return each proxy card or other voting instruction request provided to you.

Registered Holders

If you are a registered holder of our common stock as of the record date, you will be able to vote your proxy by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. You may also attend the annual meeting and vote in person.

Even if you vote your proxy by mailing the enclosed proxy card, you may revoke your proxy and cast a new vote at the annual meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the annual meeting by properly submitting another proxy bearing a later date or by delivering a letter revoking the proxy to our Corporate Secretary at: Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380. The proxy with the latest date properly submitted by you before voting is closed at the annual meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank or other intermediary to hold your shares rather than having them directly registered in your name with our transfer agent, Wells Fargo Bank, N.A., you will receive instructions from your broker, bank or other intermediary on the procedure to follow to vote your shares. Your broker, bank or other intermediary also may permit you to vote your proxy by telephone or the Internet. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the annual meeting unless they first obtain a written authorization to do so from their broker, bank or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank or other intermediary.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director nominees;

•	in favor of the ratification of the appointment of the independent registered public accounting firm;

•	in favor of the non-binding, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement (also known as say on pay); and

•	in favor of the proposal to amend and restate our Amended and Restated Certificate of Incorporation to remove supermajority voting requirements.

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for both, one or neither of our director nominees. You may also vote for or against the other proposals, or you may abstain from voting.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares entitled to vote as of the close of business on the record date must be present at the meeting, either by proxy or in person.

Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

The affirmative vote of a majority of the votes cast by holders of the shares present, either in person or by proxy, and entitled to vote is required for the election of each director nominee.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

The affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote, is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote at the meeting, is required to approve the proposal to amend and restate our Amended and Restated Certificate of Incorporation to remove supermajority voting requirements.

Except with respect to the election of our director nominees, abstentions have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted. Broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the vote for the election of our director nominees.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and in our periodic reports on Form 10-Q and Form 8-K filed with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Edward E. “Ned” Guillet and Ronald J. Mittelstaedt for reelection to the Board of Directors to serve as Class III Directors until the Annual Meeting of Stockholders to be held in 2016 and until a successor for each has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the reelection of Messrs. Guillet and Mittelstaedt to the Board of Directors. Proxies will be voted in a discretionary manner if either of Messrs. Guillet or Mittelstaedt is unable to serve. Each of Messrs. Guillet and Mittelstaedt is currently a director of Waste Connections.

Certain information about Messrs. Guillet and Mittelstaedt and the directors serving in Class I and Class II, whose terms expire in future years, is set forth below.

Name, Background and Qualifications	Age	Director Since

Nominees for Class III Directors for Terms Expiring in 2016

Edward E. “Ned” Guillet has been an independent human resources consultant since January 2007. From October 1, 2005 until December 31, 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 1, 2001 until September 30, 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as the Chairman of the Board of Directors’ Human Resources Committee and is a member of its Nominating and Governance Committee. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.

We believe that Mr. Guillet’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience with human resources and personnel development matters, the positions he has held with other publicly traded companies, and his experience as a director of another publicly traded company.

	61	2007

Ronald J. Mittelstaedt has been Chief Executive Officer and a Director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 24 years of experience in the solid waste industry. He holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.

We believe that Mr. Mittelstaedt’s qualifications to serve on our Board of Directors include his more than 24 years of experience in the solid waste industry, including as our founder, our Chief Executive Officer and a director since the company was formed in 1997 and our Chairman since 1998.

	49	1997

Name, Background and Qualifications	Age	Director Since

Class I Director Continuing in Office — Term Expiring in 2014

Robert H. Davis has been the Managing Partner/President of Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University (“Cal Poly”). He served as President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries outside the U.S., from November 2007 to 2009. From 2007 to 2010, he was a member of the board of effENERGY LLC, an alternative energy company. Prior to acquiring his ownership interest in Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. A 40-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from Cal Poly, has done graduate work at George Washington University in Solid Waste Management, and has engaged in continuing education at Stanford University Law School in Corporate Governance. In 2009, Mr. Davis was honored as Alumni of the Year for the College of Science/Mathematics at Cal Poly. Since 2008, Mr. Davis has served on the Dean’s Executive Advisory Committee for the College of Engineering, and since 2010, he has served on the Dean’s Executive Advisory Committee for the College of Science and Mathematics.

We believe that Mr. Davis’ qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste and recycling industries, his considerable involvement in sustainability initiatives, his general experience with environmental matters, his government relations experience, and his prior experience as a director of another publicly traded company.

	70	2001

Class II Directors Continuing in Office — Terms Expiring in 2015

Michael W. Harlan is currently President of Harlan Capital Advisors, LLC, a private consulting firm focused on advising companies on strategic planning, mergers and acquisitions, debt and equity investments, and capital raising initiatives. Prior to forming Harlan Capital Advisors, Mr. Harlan served as President and Chief Executive Officer of U.S. Concrete, Inc., a publicly traded producer of concrete, aggregates and related concrete products to all segments of the construction industry, from May 2007 until August 2011. From April 2003 until May 2007, Mr. Harlan served as Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc. He also served as Chief Financial Officer of U.S. Concrete from May 1999 until November 2004 after founding U.S. Concrete in August 1998. Mr. Harlan also served as a Director of U.S. Concrete from June 2006 until August 2011. U.S. Concrete, Inc. operated under the provisions of Chapter 11 of the United States Bankruptcy Code from April 29, 2010 until confirmation of its plan of reorganization on August 31, 2010. Prior to founding U.S. Concrete, Mr. Harlan held several senior financial positions with public companies, including chief financial officer, treasurer and controller. Mr. Harlan began his career with an international public accounting firm. Mr. Harlan previously served on the Board of Trustees for the RMC Research and Education Foundation, where he is the immediate past Chairman of the Board, the Board of Directors of the National Steering Committee for the Concrete Industry Management education program, and the Board of Directors and Executive Committee of the National Ready Mixed Concrete Association. In addition, Mr. Harlan serves on the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant and graduated summa cum laude from the University of Mississippi with a Bachelor of Accounting degree.

We believe that Mr. Harlan’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste industry, his significant experience in accounting and financial matters, including his extensive experience as a certified public accountant, his substantial experience with growth-oriented companies, and his experience as a director of another publicly traded company.

	52	1998

Name, Background and Qualifications	Age	Director Since

William J. Razzouk has been Chairman, President and Chief Executive Officer of Newgistics, Inc., a provider of intelligent order delivery and returns management solutions for direct retailers and technology companies, since March 2005. Mr. Razzouk has also served as a Director of Newgistics, Inc. since March 2005. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee focused on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owned and operated more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide P&L responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.

We believe that Mr. Razzouk’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his significant experience in corporate financial matters, his experience in the solid waste industry, his substantial experience with growth-oriented companies, and his prior experience as a director of other publicly traded companies.

	65	1998

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REELECTION OF MESSRS. GUILLET AND MITTELSTAEDT TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines, Committee Charters and Code of Conduct and Ethics

As part of our ongoing commitment to good corporate governance, we have adopted Corporate Governance Guidelines and charters for the Committees of the Board of Directors to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380.

Board of Directors and Committees

Our Board of Directors held nine meetings during 2012, five of which were regularly scheduled, and four of which were held telephonically. The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Special Equity Award Committee and the Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2012. Our policy on director attendance at Annual Meetings of Stockholders is that directors are invited but not required to attend. Two directors, Mr. Mittelstaedt, the Chairman of the Board, and Mr. Harlan, the company’s Lead Independent Director and Chairman of the Audit Committee, attended the Annual Meeting of Stockholders in 2012.

The Executive Committee, whose chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Razzouk, met twice in 2012. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board of Directors, the Executive Committee approves all acquisitions by us for stock and all acquisitions by us for cash or other consideration in excess of $10.0 million.

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2012. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of New York Stock Exchange listing standards. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined under the Securities and Exchange Commission rules. The committee’s duties are discussed below under “Audit Committee Report.”

The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Messrs. Harlan and Guillet, met six times in 2012. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to, any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding compensation and the Compensation Committee.

The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals — typically new hires — under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board of Directors. The Special Equity Award Committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 10,000 options and warrants or more than 5,000 shares of restricted stock or restricted stock unit awards to an eligible individual in any given calendar year. Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

The Nominating and Corporate Governance Committee, whose chairman is Mr. Guillet and whose other current members are Messrs. Davis and Razzouk, met twice in 2012. This committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles.

Current copies of the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter, each of which our Board of Directors has adopted, are available on our website at www.wasteconnections.com. A copy of each charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380.

The Board’s Role in Oversight of Risk

The Board of Directors and its committees have an active role in overseeing management of the company’s risks. The Board regularly reviews information from members of senior management regarding the company’s financial performance, balance sheet, credit profile and liquidity, as well as the risks associated with each. The Board also receives reports from members of senior and regional management on areas of material risk to the company, including market-specific, operational, legal, regulatory and strategic risks. The Compensation Committee of the Board of Directors assesses and monitors risks relating to the company’s executive officer compensation policies and practices. The Audit Committee of the Board of Directors oversees management of financial, financial reporting and internal controls risk. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the management of risks associated with the independence of the Board of Directors and potential conflicts of interest.

Director Independence; Lead Independent Director

The Board of Directors has determined that each of Messrs. Harlan, Razzouk, Davis and Guillet is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines. Messrs. Davis, Harlan and Razzouk together make up the Board’s Audit Committee. Messrs. Guillet, Harlan and Razzouk together make up the Board’s Compensation Committee. Messrs. Davis, Guillet and Razzouk together make up the Board’s Nominating and Corporate Governance Committee.

The Board selects its Chairman and the company’s Chief Executive Officer in any way it considers to be in the best interest of the company. The Board has determined that its stockholders are best served by having Ronald J. Mittelstaedt, the company’s founder and current Chief Executive Officer, also serve as Chairman of the Board. Mr. Mittelstaedt has held the positions of Chairman of the Board and Chief Executive Officer since January 1998.

In the event that Mr. Mittelstaedt no longer serves as both Chairman and Chief Executive Officer, it is the Board’s policy that the positions of Chairman and Chief Executive Officer be held by separate persons.

To ensure the strength and independence of the Board, the independent, non-employee directors meet in an executive session, without management, at each of our five regularly scheduled Board of Directors meetings. Furthermore, when the Chairman is an affiliated director or a member of the company’s management, or when the independent directors determine that it is in the best interests of the company, the independent directors will appoint from among themselves a Lead Independent Director. The Board has designated the acting Chairman of the Audit Committee, currently Mr. Harlan, as the Board’s lead independent director. In addition to his other duties as a director and member of committees, the lead independent director:

•	presides at all meetings of the Board at which the Chairman is not present;

•	has the authority to call meetings of non-employee directors;

•	presides over each meeting of non-employee directors;

•	helps facilitate communication between the Chairman/CEO and the non-employee directors;

•	advises with respect to the Board’s agenda; and

•	if requested by major stockholders, ensure his availability for direct communication.

If the Chairman of the Board is an independent director, then the duties for the lead independent director described above shall be part of the duties of the Chairman. As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of the New York Stock Exchange listing standards. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the company. No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of $1 million or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-employee member stands for reelection to the Board of Directors.

All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence. If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board of Director’s determination.

In October 2008, Mr. Davis, after informing the Board of Directors, joined the external advisory board of the Global Waste Research Institute, or the GWRI. The GWRI, of which Mr. Davis is a conceptual founder, was developed in conjunction with California Polytechnic State University, San Luis Obispo. The GWRI’s mission is to advance state-of-the-art research and development of sustainable technologies and practices to more effectively manage existing and emerging wastes and byproducts. Also in October 2008, Waste Connections agreed to make gifts to the GWRI totaling up to $1,000,000 over nine years ($100,000 of which was paid in 2012), subject to certain conditions. Based on information provided to the Board of Directors by Mr. Davis, these gifts will initially constitute more than one percent of the total annual receipts of GWRI, which caused the relationship to fall outside the criteria of the independence tests set forth above and required the Board of Directors to review and decide whether to approve Mr. Davis’ involvement with the GWRI. After a review of the relevant facts and the mission of the GWRI, the Board of Directors determined that Mr. Davis’ participation in the GWRI as a member of it external advisory board coupled with Waste Connections’ contributions to the GWRI would not be a material relationship that would impair Mr. Davis’ independence as a director of Waste Connections.

Waste Connections does not make any personal loans or extend credit to any director or officer, other than those expressly permitted under applicable laws and regulations. All such arrangements must be administered by the Compensation Committee, and such arrangements not already maintained on July 30, 2002, must also be approved in advance by the Compensation Committee. As of December 31, 2012, Waste Connections did not have any loans outstanding to any of its directors or officers. No independent director or his immediate family member may provide personal services to Waste Connections for compensation, other than as permitted under New York Stock Exchange rules.

Independence of Committee Members

In addition to the general requirements for independent Board members described above, members of the Audit Committee must also satisfy the additional independence requirements of the New York Stock Exchange and federal securities laws. These rules, among other things, prohibit a member of the Audit Committee, other than in his capacity as a member of the Audit Committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Compensation and Nominating and Corporate Governance Committees.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. While we do not have a formal policy regarding diversity in identifying nominees for a directorship, our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors. In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in our Third Amended and Restated Bylaws. Pursuant to our Bylaws, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this proxy statement not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. The notice must contain and be accompanied by certain information as specified in our Bylaws, including information about the stockholder providing the notice, the proposed nominee and other information as we may reasonably require. Stockholders making nominations must provide, among other things, information regarding each such stockholder’s and their affiliates’ holdings of “synthetic equity”, derivatives or short positions and other material interests and relationships that could influence nominations and other information that would be required in a proxy statement. Additionally, stockholders nominating director candidates are required to disclose the same information about the director candidate that would be required if the director candidate were submitting a proposal, and the director candidates are required to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the company’s governance guidelines. Such information must be updated and supplemented so as to be accurate as of the record date of the meeting and as of ten business days prior to the meeting. We recommend that any stockholder wishing to nominate a director at an annual meeting review a copy of our Bylaws.

Before nominating a sitting director for reelection at an Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will consider the director’s past performance and contribution to the Board of Directors.

Majority Voting for Directors

Our Bylaws provide, in uncontested director elections, for our directors to be elected by the affirmative vote of a majority of the votes cast at the meeting, and require our Board of Directors to establish and maintain procedures under which any incumbent director who is not elected will be expected to offer to tender his or her resignation to the Board of Directors. Pursuant to the director resignation policy adopted by the Board of Directors and included in our Corporate Governance Guidelines, we expect each incumbent director who fails to receive the required number of votes for re-election in accordance with our Bylaws to resign from our Board of Directors if the Nominating and Corporate Governance Committee or another duly authorized committee of the Board of Directors determines to accept such resignation. In making its determination, the deciding committee may consider all factors it considers relevant. The director who is the subject of such determination shall not participate in the deliberations or decisions of the deciding committee.

The company shall publicly disclose the decision(s) of the deciding committee by a press release, a filing with the SEC or other broadly disseminated means of communication. If the director’s tendered resignation is not accepted by the deciding committee or the director does not submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the deciding committee, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board of Directors pursuant to the provisions of our Bylaws.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-employee directors as a group or with a specific director at any time by writing to the Board of Directors, the non-employee directors or a specific director, care of the Secretary of Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380. The Secretary will forward all communications to the Board of Directors, the non-employee directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation Committee Interlocks and Insider Participation

In 2012, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Guillet. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee. In addition, there are no other such potential Compensation Committee interlocks.

Compensation of Non-Employee Directors for Fiscal Year 2012

The following table provides compensation information for the year ended December 31, 2012, for each non-employee member of our Board of Directors. Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert H. Davis	49,358	150,002	199,360
Edward E. “Ned” Guillet	49,142	150,002	199,145
Michael W. Harlan	55,500	150,002	205,502
William J. Razzouk	53,000	150,002	203,002

(1)

In February 2012, each of our non-employee directors received an annual grant of 4,765 restricted stock units with a grant date fair value of $150,002, which is shown in the “Stock Awards” column. The restricted stock units granted in February were granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director. Instead, the amount shown for each non-employee director is the grant date fair value of the 2012 awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the valuation of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013.

The table below shows the aggregate numbers of stock awards (in the form of restricted stock units) and option awards outstanding for each non-employee director as of December 31, 2012.

Name	Aggregate Stock Awards Outstanding as of December 31, 2012 (#)	Aggregate Option Awards Outstanding as of December 31, 2012 (#)
Robert H. Davis	2,383	0
Edward E. “Ned” Guillet	2,383	0
Michael W. Harlan	2,383	62,250
William J. Razzouk	2,383	0

In 2012, each non-employee director received a basic monthly cash retainer of $4,000. Committee chairs received the following additional cash compensation, which amounts are added to their monthly retainers: Audit Committee Chair – $625, Compensation Committee Chair – $417, and Nominating and Corporate Governance Committee Chair – $208. In 2013, the basic monthly cash retainer was increased to $5,000, and the additional cash compensation amounts payable monthly to the Committee chairs were increased to the following amounts: Audit Committee Chair – $1,250, Compensation Committee Chair – $833.33, and Nominating and Corporate Governance Committee Chair – $416.67.

The monthly cash retainer is intended to compensate non-employee directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings. Each Board member is also eligible for reimbursement of reasonable expenses incurred in attending meetings.

We grant each non-employee director annual restricted stock unit awards with a targeted value of approximately $150,000. On February 10, 2012, we granted each non-employee director 4,765 restricted stock units under our Third Amended and Restated 2004 Equity Incentive Plan and no options. The restricted stock units vested in two successive, equal installments upon the February 10, 2012 grant date and the first anniversary of the grant date, subject to the director continuing to provide services to the company through the vesting date.

Non-Employee Directors’ Equity Ownership

The Board of Directors has a policy that requires each non-employee director of the company to own a number of shares of the company’s common stock having a market value of at least $200,000, as measured by current market value or purchase price, whichever is higher. Unless otherwise satisfied, current directors and new directors will achieve this requirement by retaining one half of all restricted stock unit grants as they vest, measured on an after-tax basis, until the value of their holdings reaches the required level. As of December 31, 2012, the holdings of each director complied with this policy.

PRINCIPAL STOCKHOLDERS

Security Ownership of Five Percent Stockholders

The following table shows the amount of our common stock beneficially owned, as of April 15, 2013, by each person or entity that we know owns more than five percent of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(2)	15,192,196	12.31%
BlackRock, Inc.(3)	6,426,641	5.21
Dos Mil Doscientos Uno, Ltd.(4)	6,322,713	5.12

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)

The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 11, 2013. T. Rowe Price Associates, Inc. has sole voting power with respect to 3,566,284 shares and sole dispositive power with respect to all shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

The share ownership of BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 30, 2013. BlackRock, Inc. has sole voting and dispositive power with respect to all shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)

The share ownership of Dos Mil Doscientos Uno, Ltd. is based on a Schedule 13G/A filed with the SEC on February 15, 2013. Dos Mil Doscientos Uno, Ltd. has sole voting and dispositive power with respect to all shares. The address of Dos Mil Doscientos Uno, Ltd. is Ronda Universitat, 31 1-1, Barcelona, Spain 08007.

Security Ownership of the Board of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned, as of April 15, 2013, by: (i) our named executive officers, or NEOs, and each of our directors and nominees; and (ii) all of our current directors and executive officers as a group. These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Vested Restricted Stock Units Held Under Nonqualified Deferred Compensation Plan(3)
Steven F. Bouck	164,725	(4)	—
Darrell W. Chambliss	113,853		19,093
Ronald J. Mittelstaedt	94,075	(5)	61,980
Michael W. Harlan	89,565	(6)	—
Eric M. Merrill	72,587	(7)	26,800
Worthing F. Jackman	61,845		16,919
Edward E. “Ned” Guillet	42,503		—
David G. Eddie	28,871		18,828
William J. Razzouk	13,419		—
Robert H. Davis	12,715		—
All executive officers and directors as a group (19 persons)	783,510	(8)	143,621

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)

Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after April 15, 2013, shares of common stock into which convertible securities are convertible within 60 days after April 15, 2013, and shares which will become issuable within 60 days after April 15, 2013, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Executive officers may voluntarily defer receipt of restricted stock unit grants under our Nonqualified Deferred Compensation Plan, which is described elsewhere in this proxy statement, under “Nonqualified Deferred Compensation in Fiscal Year 2012.” The restricted stock units held under our Nonqualified Deferred Compensation Plan are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included them in this table because they are similar to or track our common stock, they ultimately are settled in common stock, and they represent an investment risk in the performance of our common stock.

(4)	Excludes 5,850 shares owned by Mr. Bouck’s two sons as to which Mr. Bouck disclaims beneficial ownership.

(5)

Includes 94,075 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 337 shares held by the Mittelstaedt Irrevocable Trust dated 6/18/97 and 21,581 shares held by RDM Positive Impact Foundation as to which Mr. Mittelstaedt disclaims beneficial ownership.

(6)	Includes 62,250 shares subject to options exercisable within 60 days after April 15, 2013.

(7)	Includes 27,000 shares subject to options exercisable within 60 days after April 15, 2013.

(8)	Includes 89,250 shares subject to options exercisable within 60 days after April 15, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs, and discusses the compensation earned by the following individuals, each of whom are referred to as an NEO:

•	Ronald J. Mittelstaedt, Chief Executive Officer and Chairman of the Board;

•	Worthing F. Jackman, Executive Vice President and Chief Financial Officer;

•	Steven F. Bouck, President;

•	Darrell W. Chambliss, Executive Vice President and Chief Operating Officer;

•	David G. Eddie, Senior Vice President and Chief Accounting Officer; and

•	Eric M. Merrill, who until his transition to the role of Regional Vice President of our Eastern Region, was an executive officer serving as Senior Vice President — People, Safety and Development.

Executive Summary

Waste Connections’ executive compensation program is designed to align the interests of senior management with stockholders by tying a significant portion of their compensation to the company’s annual operating and financial performance as well as longer term stockholder returns. While the key components of our executive officer compensation have remained substantially unchanged over the past several years, the Compensation Committee periodically evaluates them to ensure they are meeting the objectives discussed below. We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement and stockholder value creation.

Fiscal 2012 Performance

The Compensation Committee viewed the company’s performance in 2012 to be outstanding. The company achieved strong performance as highlighted by the following:

•	Revenue increased 10.4% to $1.66 billion, adjusted net income grew 4.4% to $188.0 million, and adjusted free cash flow increased 8.2% to $275.8 million;

•	We deployed approximately $1.60 billion for acquisitions and $153.5 million for capital expenditures to reinvest in and expand our business;

•	We raised approximately $1.17 billion of debt and equity capital to fund our strategic growth plan;

•	We returned $63.1 million of capital to stockholders through the repurchase of common stock and cash dividends;

•	We increased our regular quarterly cash dividend by 11.1% to $0.10 per share;

•	We again reduced the number of annual safety-related incidents despite the continuing expansion of the company; and

•

We relocated our corporate headquarters from California to Texas to provide better accessibility to our expanding geographic reach across 31 states and improve our ability to attract and retain personnel.

This performance for the year was reflected in the company’s total stockholder return, or TSR, which increased for the ninth consecutive year. For the three year period ending December 31, 2012, our 55.6% TSR compared favorably to the approximately 36.3% TSR and 14.0% TSR of the S&P 500 Index and our Peer Group Companies, respectively. For a graphic representation of the TSRs for the S&P 500 Index and our Peer Group Companies, please refer to the Performance Graph in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013.

Compensation Program Best Practices

Our current compensation program includes features which we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. In addition, in February 2012, the Compensation Committee implemented changes to the compensation and benefits program to exclude features that some view as problematic pay practices. The table below highlights some of the “Best Practices” featured in our compensation program as well as the “Problematic Pay Practices” which are excluded.

Included Features	Excluded Features

•    At-Risk Compensation — Our named executive officers receive the majority of their compensation in performance based compensation (annual incentives and restricted stock units awarded based on company and individual performance).

•    Stock Ownership Guidelines — Executive officers who participate in our Amended and Restated Senior Management Incentive Plan are expected to hold a multiple of their base salaries in the company’s common stock and non-employee directors are expected to hold a number of shares of the company’s common stock having a value of at least $200,000.

•    Anti-Hedging/Pledging Policy — Executive officers and directors are prohibited from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account.

•    Risk Management — Our executive officers’ compensation program has been designed and is periodically reviewed to ensure that it does not encourage inappropriate risk-taking. See “Compensation Risk Assessment” section below for further discussion.

•    No excise tax gross-ups — In February 2012, we eliminated provisions in the employment agreements of our CEO and other executive officers who were named executive officers at that time that provided for excise tax gross-up rights.

•    No “single trigger” severance payments — In February 2012, we eliminated provisions in the employment agreements of our CEO and other executive officers who were named executive officers at that time that provided severance payments to be made solely on account of the occurrence of a change in control event.

•    No guaranteed base salary increases.

•    No guaranteed minimum bonuses.

•    No guaranteed equity awards.

Our Third Amended and Restated 2004 Equity Incentive Plan also contains the following key provisions: minimum vesting periods for restricted stock and restricted stock units and a prohibition on the discounting of stock options and the re-pricing of underwater options.

Pay for Performance Compensation Mix

The company’s compensation programs are designed to reward executives for achieving strong operational performance and delivering on the company’s strategic initiatives, each of which are important to the long-term success of the company. The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to measurable performance. To evaluate the proportion of performance-based compensation for our NEOs, the Compensation Committee looks at recurring compensation by examining Total Direct Compensation earned by our NEOs. Total Direct Compensation is calculated by adding base salary, cash performance bonuses and annual long-term incentive equity-based compensation. It excludes non-recurring compensation, such as the one-time equity grants made in February 2012 to executives in exchange for entering into less favorable change in control and severance arrangements (see “—Elements of Compensation—Equity-Based Compensation” below), and indirect compensation reported under the “All Other Compensation” column of our Summary Compensation Table.

As illustrated below, At-Risk Compensation, comprised of cash performance bonuses and annual long-term incentive equity-based compensation, made up approximately 75% of the Total Direct Compensation of our CEO, and 66% of the combined Total Direct Compensation of our other NEOs in 2012.

We achieved a weighted-average of 100.6% of our NEOs’ targeted performance goals in 2012 compared to 103.0% in 2011. As shown below, this decrease in achievement of targeted performance goals resulted in an 8.7% year-over-year reduction in 2012 of Total Direct Compensation from the prior year level for our NEOs who were also NEOs in 2011 (see “— Elements of Compensation — Base Salary” and “— Equity-Based Compensation” sections below for further discussion).

Total Direct Compensation

Name	2011	2012	% Change Year-Over- Year
Ronald J. Mittelstaedt	$3,057,922	$2,869,323	-6.2%
Worthing F. Jackman	1,388,823	1,283,901	-7.6%
Steven F. Bouck	1,622,223	1,526,703	-5.9%
Darrell W. Chambliss	1,382,975	1,262,860	-8.7%
Eric M. Merrill	1,057,417	824,133	-22.1%
Totals	$8,509,359	$7,766,922	-8.7%

Last Year’s “Say on Pay”

The company provides its stockholders with an opportunity to cast an annual advisory vote with respect to its named executive officer compensation as disclosed in the company’s annual proxy statement (the “say on pay proposal”). At last year’s Annual Meeting of Stockholders, more than 93% of the shares that voted approved our named executive officer compensation program as described in last year’s proxy statement. The Compensation Committee and the company viewed these results as a strong indication that the company’s stockholders support the executive compensation policies of the company, which have remained substantially unchanged over the past several years. In light of this vote, the Compensation Committee and the company did not make any material changes to the company’s executive compensation programs in fiscal 2012.

Our Compensation Philosophy and Objectives

The Compensation Committee’s philosophy with respect to the compensation of the NEOs does not differ materially from the philosophy that applies to other executive officers. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;

•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Provide a balanced approach to compensation policies and practices which does not promote excessive risk-taking.

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively, consistent with our success. We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value. Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our annual operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns over a longer period and to aid in retention. The Compensation Committee allocates total compensation between cash and equity based on comparisons with other companies and the judgment of the Compensation Committee members. The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.

Approach to Compensation; Role of the Compensation Committee

The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers and directors, including the amount of equity-based compensation. To aid the Compensation Committee in making its determination, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties.

The Compensation Committee meets in the first quarter of each fiscal year to review and approve:

•	The achievement of financial performance goals for the prior fiscal year;

•	Annual performance-based compensation, if earned, based on such achievement for the prior fiscal year;

•	Annual long-term equity-based compensation grants;

•	Annual financial performance goals for the current fiscal year; and

•	The level and mix of NEO compensation for the current fiscal year.

In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the NEOs, the Compensation Committee considers: (i) the compensation structure and practices of a peer group of companies that it believes are the company’s leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. From time to time, the Compensation Committee uses compensation consultants and comparator group analyses from third parties, such as ISS Corporate Services, to compare our compensation components and targets against median market levels.

For 2012, the Compensation Committee had available a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2011, bonus percentage, cash bonus paid in 2011, restricted stock units granted in 2011, dollar amount of 401(k) and Nonqualified Deferred Compensation Plan matches in 2011, payments and reimbursements for various expenses that could be considered perquisites, the value realized from the exercise of options and sale of the underlying stock in 2011, the value of vested, unexercised options and unvested restricted stock units as of the end of the year, and the amount payable to each officer under various severance scenarios, including on a change in control. In determining the amount of compensation for the NEOs, the Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the NEOs on a market competitive basis and what is equitable based on our performance. To some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

We provide the Chief Executive Officer with greater compensation and benefits than that provided to the other NEOs to reflect his importance and value to us as well as the increased level of responsibility and risk faced by him as our Chief Executive Officer and Chairman. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator group compensation data, and reflects the competitive nature of compensation paid to chief executive officers of companies within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create significant value for stockholders since our inception.

Role of the Compensation Consultant

The Compensation Committee periodically retains Pearl Meyer & Partners, or PM&P, a nationally known compensation consulting firm, to provide it with comparison group market data and information as to market practices and trends, to assess the competitiveness of the compensation we pay to our CEO and other executives, and compare the relative performance of the company against a comparator group of companies. The Compensation Committee retains PM&P directly, supervises all work assignments performed by them, and reviews and approves all work invoices received for payment. PM&P has not performed any other service for the company.

In fiscal 2011, the Compensation Committee retained PM&P to (i) perform an executive compensation analysis to re-evaluate the competitiveness of our executive compensation program given the growth of our company, in terms of revenue and enterprise value, since PM&P’s previous analysis in 2009; and (ii) assist in negotiating amendments to the terms of our NEOs’ then-current employment agreements to remove certain “single-trigger” change in control provisions. As a result, in February 2012, the CEO and other executive officers who were named executive officers at that time entered into new separation benefits plans that included:

•	double-trigger change in control severance benefits;

•	updated non-compete provisions governed by federal law that are enforceable; and

•	the elimination of excise tax gross-up rights.

While the Compensation Committee does not specifically benchmark our compensation to a comparator group, it periodically analyzes the compensation practices of a comparator group of companies to assess the company’s competitiveness against median market levels. In doing so, it takes into account factors such as the relative size and financial performance of those companies and factors that differentiate us from them.

In 2011, PM&P analyzed the market competitiveness compared to market consensus data of the following components for each of our NEOs at that time:

•	Base salary;

•	Target total annual compensation (base salary plus cash performance bonuses); and

•	Target total direct compensation (total annual compensation plus equity-based compensation).

Following this analysis and discussions with the Compensation Committee and management, PM&P established a comparator group consisting of the following companies: Chicago Bridge & Iron Company; Cintas Corporation; Clean Harbors Inc.; Covanta Holding Corporation; EnergySolutions, Inc.; Iron Mountain, Inc.; J.B. Hunt Transport Services, Inc.; LKQ Corporation; Martin Marietta Materials, Inc.; MSC Industrial Direct Co.; Progressive Waste Solutions; Quanta Services, Inc.; Rollins, Inc.; RSC Holdings Inc.; Stericycle, Inc.; United Rentals, Inc.; and Vulcan Materials Company. Two solid waste services companies, Republic Services, Inc. and Waste Management, Inc., were included as additional reference companies, but were not included in determining the range of compensation among the comparator group of companies. The Compensation Committee selected the comparator group companies because they: (i) were businesses in the environmental, facilities services, distribution and construction industries; and (ii) had size and expenditures (enterprise value, free cash flow, capital expenditures and revenues) similar to Waste Connections.

In addition to publicly available proxy statement information for the comparator group companies, PM&P also incorporated four sources of general industry survey data: the William M. Mercer 2011 Executive Compensation Survey, the Watson Wyatt 2010/2011 Top Management Compensation Survey and two PM&P confidential/proprietary general industry surveys, for compensation practices for companies with revenue ranging from $1 billion to $2.5 billion. The Compensation Committee was not aware of the participating companies in the general industry surveys and reviewed the data in a summarized fashion. Using a weighted average of 50% for the comparator group data and 12.5% for each of the four sources of general industry survey data, PM&P then calculated market consensus data for each NEO position by “matching” each of our NEO positions, based on PM&P’s understanding of the position’s primary duties and responsibilities, to a similar position within PM&P’s market consensus data.

The 2011 PM&P study found that the company had achieved strong financial performance over the past five years exceeding the 50th percentile of its comparator group with target compensation levels positioned below the 50th percentile, while actual compensation levels in 2011 were closer to the 50th percentile due to above target payouts of performance-based incentive compensation.

Elements of Compensation

The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to performance. While the percentage of our NEOs’ total compensation that is comprised by each component of our pay mix (base salary, performance bonuses, and equity-based compensation) is not specifically determined, the Compensation Committee generally targets performance bonuses and equity-based compensation for our NEOs to constitute between 65% and 75% of total direct compensation should annual performance targets be attained, which is consistent with market consensus data. The Compensation Committee has complete discretion to determine compensation levels irrespective of whether or not we have successfully met annual performance targets.

Base Salary.    Our compensation program includes base salaries to compensate executive officers for services rendered each year. Base salaries provide a secure base of compensation that is not dependent on our performance and is in an amount that recognizes the role and responsibility of each executive officer, as well as such executive’s experience, performance and contributions. We also believe this element is beneficial in attracting and retaining high-performing and experienced executives.

The Compensation Committee considers base salary increases for certain of our executives annually. In 2011, the PM&P study presented to the Compensation Committee showed that our executive officer base salaries fell well below the base salaries of similarly situated executives reported in the PM&P market consensus data. The Compensation Committee determined that, in order for us to remain competitive in attracting and retaining executive talent, executive officer base salaries should be adjusted to approximately the median of the PM&P market consensus data. However, in order to prevent large swings and to allow the Compensation Committee to take into account other factors such as performance and overall total compensation, the Compensation Committee determined to implement the adjustment towards the median over a period of three years. In line with this approach, the Compensation Committee approved the following base salaries for our NEOs in 2012:

Name	Annual Base Salary
Ronald J. Mittelstaedt	$716,000
Worthing F. Jackman	$400,000
Steven F. Bouck	$483,000
Darrell W. Chambliss	$391,000
Eric M. Merrill	$325,000
David G. Eddie	$280,000

In January 2013, consistent with its approach of adjusting towards the median of the market consensus data, the Compensation Committee provided our NEOs with similar base salary increases to those they received in 2012.

Performance Bonuses.    Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Amended and Restated Senior Management Incentive Plan (the “Amended SMIP”), each participant has an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year. See “Amended and Restated Senior Management Incentive Plan” section below for further discussion of the NEOs’ performance bonuses.

Equity-Based Compensation.    We believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock while creating an incentive for sustained growth and employee retention. To meet these objectives, our NEOs receive equity-based compensation.

Since 2007, the Compensation Committee has only granted restricted stock unit awards to our NEOs; no stock options have been granted to our NEOs since 2006. The Compensation Committee believes that the use of restricted stock unit awards reduces the overall compensation cost to us compared to the cost of granting options at levels intended to convey similar value, yet offers our NEOs a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company. In 2012, our restricted stock unit grants for our NEOs were authorized and made on February 10, 2012, and vest in equal increments over four years. See “Equity-Based Compensation” section below for further discussion of the NEOs’ equity-based compensation.

Amended and Restated Senior Management Incentive Plan

Under the Amended SMIP, designated senior executives of the company are eligible to receive performance bonus payments and equity-based compensation. In 2012, each participant had the opportunity to earn up to 200% of his targeted performance bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer. Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals; the resulting percentage is then used as a multiplier to determine the annual performance bonus earned.

The performance goals for 2012, which the Compensation Committee adopted in March 2012, were measured against achievement of targeted levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities as a percentage of revenue, or CFFO Margin, weighted at 30%. Because the operating budget adopted by the Board of Directors is a compilation of stretch goals set for each operating location, the targeted performance goals reflect a percentage or factor of the final budget, as set forth below:

	Original 2012 Budget	2012 Factor	2012 Targeted Performance Goal
EBITDA	$529.5M	97.25%	$514.9M
EBIT	$352.1M	97.25%	$342.5M
EBIT Margin	21.7%	N/A	21.1%
CFFO Margin	24.5%	97.75%	23.9%

Under the terms of the Amended SMIP, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact relative to the goals in order to take account of the impact of that acquisition, contract or event. For these purposes, the Compensation Committee determines operating income, or EBIT, by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital.

For 2012, the target bonuses were set at 115% of the Chief Executive Officer’s base salary and 75% of the base salary of each of the other participants, and a multiplier is used so that if the company achieves 100% of its target, the participants receive 100% of their performance bonuses. The multiplier may result in the participants being paid a greater or lesser percentage of their targeted performance bonuses (from 200% to 0%), based on their position and whether the company’s performance is greater or less than 100% of the target, in accordance with the following sliding scale:

% Target Achievement	Target % Multiplier	Bonus as % of Base Salary
		CEO	Other Participants
105% or Higher	200%	230%	150%
104%	180%	207%	135%
103%	160%	184%	120%
102%	140%	161%	105%
101%	120%	138%	90%
100%	100%	115%	75%
99%	80%	92%	60%
98%	60%	69%	45%
97%	40%	46%	30%
96%	20%	23%	15%
95%	0%	0%	0%

Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

2012 Adjusted Target Goals and Results

Adjusted targeted performance goals and adjusted results and corresponding target percentages for 2012 were as follows:

	Adjusted Target(1)	Actual Results	Actual Results as % of Target	Weighting	Target Achievement
EBITDA	$517.7M	$507.8M	98.1%	20%	19.6%
EBIT	$336.7M	$322.4M	95.7%	20%	19.1%
EBIT Margin	20.4%	19.9%	97.4%	30%	29.2%
CFFO Margin	23.9%	26.0%	108.8%	30%	32.6%
Overall Achievement					100.6%

(1)

The Compensation Committee adjusted the targets for 2012 to reflect the impact of certain acquisitions completed during the year, expenses incurred in connection with the relocation of the corporate headquarters from California to Texas, a one-time equity compensation expense incurred at the time employment contracts for our CEO and other NEOs at the time were modified, and a non-recurring gain from an arbitration award.

For 2012, bonuses based upon overall target achievement and actual annual performance bonuses as a percentage of each participant’s annual base salary were as follows:

Name	Targeted Achievement Bonus % of Base Salary	Actual Bonus % of Base Salary
Ronald J. Mittelstaedt	129%	129%
Worthing F. Jackman	84%	84%
Steven F. Bouck	84%	84%
Darrell W. Chambliss	84%	84%

Actual annual incentive bonus amounts earned by the NEOs for 2012 under the Amended SMIP are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our Third Amended and Restated 2004 Equity Incentive Plan or any succeeding plan we adopt. If restricted stock units are issued, their value, as determined by the Compensation Committee, will be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock. All 2012 bonuses paid pursuant to the Amended SMIP were paid in cash.

Management Incentive Compensation Program

Messrs. Merrill and Eddie are not participants in the Amended SMIP. Messrs. Merrill and Eddie participate in the company’s Management Incentive Compensation Program for corporate and region officers (the “MICP”), which is a discretionary program administered by the Compensation Committee that is generally funded based upon our achievement of the same four financial metrics described above for the Amended SMIP. Under the MICP, however, the Compensation Committee retains the discretion to adjust the bonus pool used for the program based upon any additional factors it determines necessary or appropriate and the goals under the MICP are not communicated to participants in advance. Under the terms of the MICP for 2012, Mr. Merrill’s target bonus level was 50% of his annual base salary, and Mr. Eddie’s target bonus level was 45% of his annual base salary. Actual bonuses paid under the MICP are established by the Compensation Committee in its discretion and are contingent on continued employment at the time of payout.

For 2012, Messrs. Merrill and Eddie’s actual bonuses equaled approximately 43% and 50%, respectively, of each executive’s eligible base salary, representing achievement of 85% and 111%, respectively, of each executive’s targeted annual bonuses. In determining actual bonus payouts, the Compensation Committee also subjectively considered and evaluated, as factors, each executive’s personal contributions throughout 2012. For Mr. Merrill, the Compensation Committee issued restricted stock units valued at 100% of his cash bonus in lieu of cash. The restricted stock units vest in equal increments over four years.

Exercise of Discretion in Executive Compensation Decisions

The Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans irrespective of whether we or our NEOs have successfully met the goals set under these plans. The Compensation Committee did not elect to withhold payment of any amounts under our incentive compensation plans with respect to the NEOs during 2012.

Equity-Based Compensation

Under the Amended SMIP, each participant also receives an annual long-term incentive grant of restricted stock units based on the performance of both the company and the individual, subject to a four-year vesting schedule approved by the Compensation Committee. The size of the grant is targeted at approximately 200% of base salary for Mr. Mittelstaedt and 150% of base salary for Messrs. Jackman, Bouck and Chambliss. For 2012, the size of the grant for Mr. Mittelstaedt was approximately 215% of his base salary, and the size of the grants for Messrs. Jackman, Bouck and Chambliss was approximately 160% of their respective base salaries. Mr. Merrill, who does not participate in the Amended SMIP, received a grant in 2012 that was approximately

130% of his eligible salary. Mr. Eddie, who does not participate in the Amended SMIP, received a grant in 2012 that was approximately 126% of his eligible salary. The objective of the long-term incentive grant is to supplement each recipient’s base salary and annual performance bonus in order to maintain total compensation at the Compensation Committee’s targeted percentile of the comparator group and to create an incentive for sustained growth and employee retention. For 2012, the Compensation Committee also subjectively considered, as factors, the company’s financial performance and TSR in 2011, as well as the announced relocation of the company’s corporate headquarters from California to Texas. See the “Grant of Plan Based Awards in Fiscal Year 2012” table on page 33 for the amount of equity awards granted to each of the NEOs in 2012.

We entered into employment agreements with Mr. Mittelstaedt on March 1, 2004; with Mr. Jackman on April 11, 2003; with Mr. Bouck on October 1, 2004; with Mr. Chambliss on June 1, 2000; and with Mr. Merrill on June 1, 2007. Each of these agreements provided for certain payments to the NEO in the event of his termination, resignation, death or disability, or upon a change in control of our company. Effective as of February 13, 2012, the NEOs’ individual legacy employment agreements were replaced by the Separation Benefits Plans, as discussed more fully in the “Compensation Discussion and Analysis” and described further under “Potential Payments Upon Termination or Change in Control” below. On February 13, 2012, the Compensation Committee made a one-time equity grant of 63,172, 15,256, 12,635, 12,350 and 9,824 shares of company stock to Messrs. Mittelstaedt, Bouck, Jackman, Chambliss and Merrill, respectively, in exchange for each individual entering into the CEO Plan or Participation Letter Agreement, as applicable. Each grant was fully-vested on the date of grant. The size of the grant made to each NEO was determined by the Compensation Committee following a review of its retention objectives for each NEO, a comprehensive analysis of relevant peer group market data, and discussions with the NEOs. The Compensation Committee adopted the CEO Plan, the Separation Benefits Plans and each related Participation Letter Agreement and made the grants as a result of its review of the company’s compensation and benefits programs in accordance with its commitment made in 2010 to use its reasonable best efforts to negotiate a modification to the terms of the company’s named executive officers’ then-current employment agreements to remove certain single-trigger change in control provisions, as disclosed in the additional proxy materials filed with the SEC on April 28, 2010.

Stock Ownership Guidelines

To encourage long-term stock ownership, our Board of Directors expects each participant in the Amended SMIP to retain at least 50% of all after-tax shares of common stock received from long-term incentive grants awarded under the Amended SMIP until such NEO meets and maintains the following stock ownership thresholds, as valued by the Compensation Committee:

•	For the Chief Executive Officer and President, three times such participant’s base salary; and

•	For other participating NEOs, two and one-half times such participant’s base salary.

As of the 2012 measurement date, each participating NEO had complied with the guideline.

Timing of Equity Awards

The Compensation Committee generally makes company-wide annual grants of equity-based compensation to our executive officers and other employees in late January or in February following the public release of year-end financial results and outlook for the upcoming year. This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February.

Anti-Hedging/Pledging Policy

We have adopted a policy which prohibits executive officers and directors from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning our common stock. In addition, these individuals may not pledge shares of our common stock as collateral for a margin account.

Other Benefits

We provide certain limited benefits to our employees, including the NEOs, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the NEOs.

401(k) Plan.    The NEOs are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees. We make matching contributions of 50% of every dollar of a participating employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, subject to certain limitations imposed by the United States Internal Revenue Code, or the IRC. Employees are eligible to participate in the 401(k) plan beginning on the June 1 or December 1 first following completion of one full year of employment. Our matching contributions vest over five years.

Deferred Compensation Plan.    We provide NEOs and certain other highly compensated employees the opportunity to defer receiving income until after they terminate their employment. This benefit offers tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until after termination. We put the plan in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. We make a matching contribution of 50% of every dollar of a participating employee’s deferred compensation until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, subject to the limits stated in the Nonqualified Deferred Compensation Plan. Our matching contributions are 100% vested when made. The deferred compensation plan is described under the heading “Nonqualified Deferred Compensation in Fiscal Year 2012.”

Other.    We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered.

Perquisites and Other Personal Benefits; Relocation of Corporate Headquarters

The material components of our NEOs’ compensation are described above. However in fiscal 2012, we relocated our corporate headquarters from Folsom, California to The Woodlands, Texas. In connection with the relocation, we established a company-wide relocation program for all employees. The company’s relocation program includes home marketing assistance to help sell an employee’s home, a guaranteed purchase offer, a directed offer above appraised value benefit, home purchase assistance, reimbursement of certain out-of-pocket expenses related to relocating and certain home sale expenses, shipment of household goods, temporary living allowance for relocation costs and tax gross-ups for certain relocation benefits. These relocation benefits are available to all employees, including our NEOs, who relocated from our previous headquarters in Folsom, California to our new headquarters in The Woodlands, Texas, and are subject to a five-year repayment obligation under which the employee may be required to refund to the company all or a portion of the moving and relocation expenses the company reimburses to the employee or pays for the employee in the event of certain terminations of employment before the expiration of the five-year repayment period.

The company engaged the services of an independent relocation company (the “Provider”) to provide the relocation and related services. Pursuant to the guaranteed purchase offer provision of the relocation program, the Provider offers to purchase an employee’s former residence at a purchase price equal to the average of two independent appraisals of the property (or if there is more than a 5% variance between the two appraised values, the average of the two out of three closest appraisal values) or equal to an independent third-party offer. Pursuant to the directed offer above appraised value provision of the relocation program, the company may, in its sole discretion and subject to applicable laws, direct the Provider to provide an employee with assistance to complete his or her home sale in a situation where the home appraises for less than a value agreed to by the company given the facts and circumstances surrounding the sale. The company will reimburse the Provider for all expenses, including any losses from the resale of the residence to a third-party buyer, and the company will receive the gains from the resale of the residence, if the resale price is greater than the price the Provider paid for the property.

For more information about the relocation benefits provided to our named executive officers, see the Summary Compensation Table and the accompanying footnotes. Perquisites are valued at the incremental cost to the company.

Clawback Provisions

We do not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results beyond what is required under the Sarbanes-Oxley Act. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement. Under the Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the stock exchanges and the SEC have been directed to adopt rules that would require companies to adopt a policy to recover certain compensation in the event of a material accounting restatement. We expect to adopt a policy as required by the Dodd-Frank Act when final regulations have been provided by the SEC and the New York Stock Exchange.

Tax Deductibility Considerations

Within our performance-based compensation program, we aim to compensate the NEOs in a manner that is tax effective, but we do not let tax considerations drive compensation decisions. Section 162(m) of the IRC generally disallows an income tax deduction to publicly held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s “covered employees,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee in the past has attempted to structure the compensation of our executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. However, we do not have a policy that requires all of our compensation to be deductible for purposes of Section 162(m). In certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to assure competitive total compensation for the NEOs. Bonuses paid under the Amended SMIP and compensation deemed paid with respect to stock option awards, direct stock issuances and restricted stock unit awards under the Third Amended and Restated 2004 Equity Incentive Plan may be subject to the $1,000,000 limitation, unless considered “performance-based” compensation. For example, the restricted stock unit awards we grant to our “covered employees” do not qualify as performance-based compensation because they vest over time rather than based on performance.

Severance and Change in Control Arrangements

The Compensation Committee believes that the company’s current and historic successes are due in large part to the leadership, skills and performance of the NEOs, and that it is critical to maintain the stability of the company by providing severance and change in control benefits in order to encourage NEO retention through a change in control. On February 13, 2012, we entered into a new Separation Benefits Plan and Employment Agreement with Mr. Mittelstaedt (the “CEO Separation Benefits Plan”), and a Separation Benefits Plan under which eligible executives, including our NEOs (other than Mr. Mittelstaedt) may receive certain severance and change in control benefits (the “NEO Separation Benefits Plan,” together with the CEO Separation Benefits Plan, the “Separation Benefits Plans”). The CEO Separation Benefits Plan superseded and replaced the employment agreement of Mr. Mittelstaedt, dated March 1, 2004, as amended, and the NEO Separation Benefits Plan and related participation letters superseded the employment agreements of Messrs. Jackman, Bouck, Chambliss and Merrill, dated as of April 11, 2003, October 1, 2004, June 1, 2000 and June 1, 2007, respectively.

Under the employment agreements that were in effect prior to February 13, 2012, upon certain qualifying terminations of employment, (i) our NEOs, other than Mr. Merrill, generally would have been entitled to receive an amount approximately equal to three times the NEO’s base salary and bonus, plus the maximum bonus available for the year of termination under the officer’s employment agreement and the Amended SMIP, and (ii) Mr. Merill generally would have been entitled to receive an amount approximately equal to the lesser of his base salary for a period of one year and his base salary for the remainder of the term of his employment agreement, plus the pro-rated maximum bonus available to him for the year of termination under his employment agreement and the MICP. In addition, upon a change in control, each NEO generally would have been entitled to receive (in addition to the severance amounts described above), reimbursement for any excise taxes owed by them as a result of severance or other payments made in connection with a change in control.

Following a review of its retention objectives for each NEO, a comprehensive analysis of relevant peer group market data, and discussions with the NEOs, the Compensation Committee determined that it was appropriate to adopt the Severance Benefits Plans in order to prevent the distraction and loss of key executive officers that may occur in connection with rumored or actual fundamental corporate changes while eliminating certain provisions that it believed were not market. Specifically, the Severance Benefits Plans removed certain “single-trigger” change in control provisions and eliminated excise tax gross-up rights contained in the NEOs’ employment agreements. The Severance Benefits Plans continue to provide our NEOs with severance and change in control protections that the Compensation Committee believes are appropriate to encourage them to focus their attention on their work duties and responsibilities in all situations and to enable us to attract and retain talented executives. The specific terms of the Severance Benefits Plans are described below under “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be incorporated into both our Annual Report on Form 10-K and Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2012.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman

Edward E. “Ned” Guillet

Michael W. Harlan

COMPENSATION RISK ASSESSMENT

We believe our compensation policies and practices do not present any risk that is reasonably likely to have a material adverse effect on the company. We believe our approach to setting performance targets, evaluating performance, and establishing payouts does not promote excessive risk-taking. We believe that the components of our pay mix — base salary, annual cash incentive bonuses, and long-term equity grants — appropriately balance near-term performance improvement with sustainable long-term value creation.

We considered the following elements of our compensation policies and practices when evaluating whether such policies and practices encourage our employees to take unreasonable risks:

•

annual performance targets are established by each operating location and region and on a company-wide basis to encourage decision-making that is in the best long-term interests of both the company and our stockholders;

•	we adjust performance targets to exclude the benefit or detriment of extraordinary events to ensure our employees are compensated on results within their control or influence;

•	we adjust performance targets to include certain acquisitions and new contracts not reflected in the originally approved operating budget in order to achieve targeted returns on deployed capital;

•	we set annual performance goals to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	payouts under our performance-based plans remain at the discretion of our Board of Directors and may be reduced even if targeted performance levels are achieved;

•	payouts under our performance-based plans can result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•	our NEOs receive annual cash incentive bonus awards only after cash incentive bonus awards payable to other employees have been made;

•

we use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that recipient employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

•

equity-based compensation with time-based vesting over four years accounts for a time horizon of risk and ensures that participating employee interests are aligned with the long-term interests of our stockholders;

•

stock ownership guidelines require members of our Board of Directors and certain executives to maintain certain ownership levels in our common stock, which aligns a portion of their personal wealth to the long-term performance of the company;

•

we have adopted a policy which prohibits members of our Board of Directors and participants in our Amended and Restated Senior Management Incentive Plan from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account; and

•	our Compensation Committee periodically utilizes an independent compensation consultant that performs no other services for the company.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs in 2012, 2011 and 2010. The amounts set forth in the “Stock Awards” column include one-time equity grants in 2012 of shares of company stock to Messrs. Mittelstaedt, Bouck, Jackman, Chambliss and Merrill made by the Compensation Committee of our Board of Directors at the time each of those NEOs and the company entered into the CEO Plan or Participation Letter Agreement, as applicable. Except for Mr. Chambliss, the amounts set forth in the “All Other Compensation” column include company-wide relocation benefits received by the NEOs in 2012 in connection with the relocation of our headquarters from California to Texas.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)		Stock Awards ($)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Ronald J. Mittelstaedt	2012	716,001	—		3,230,044	—	923,305	—	111,122	4,980,472
Chief Executive Officer and Chairman	2011	605,843	—		1,320,478	—	1,131,600	—	27,313	3,085,234
	2010	538,200	—		1,124,992	—	1,237,860	—	32,201	2,933,253

Worthing F. Jackman	2012	400,001	—		947,524	—	336,400	—	245,692	1,929,617
Executive Vice President and Chief Financial Officer	2011	359,736	—		591,087	—	438,000	—	6,992	1,395,815
	2010	320,850	—		504,104	—	481,275	—	6,292	1,312,521

Steven F. Bouck	2012	482,999	—		1,120,506	—	406,203	—	144,313	2,154,021
President	2011	421,837	—		690,386	—	510,000	—	19,037	1,641,260
	2010	398,475	—		625,212	—	597,713	—	20,843	1,642,243

Darrell W. Chambliss	2012	390,999	—		934,031	—	328,831	—	10,725	1,664,586
Executive Vice President and Chief Operating Officer	2011	360,179	—		588,397	—	434,400	—	7,135	1,390,111
	2010	346,725	—		543,267	—	520,087	—	6,125	1,416,204

David G. Eddie	2012	277,539	130,000		326,731	—	—	—	492,864	1,227,134
Senior Vice President and Chief Accounting Officer(1)

Eric M. Merrill	2012	312,615	133,167	(4)	822,546	—	—	—	444,258	1,712,587
Regional Vice President — Eastern Region(2)	2011	290,385	382,000		385,032	—	—	—	11,308	1,068,725
	2010	278,307	183,400		366,333	—	—	—	8,995	837,035

(1)	2012 was the first year in which Mr. Eddie was a named executive officer.

(2)

On October 29, 2012, Eric M. Merrill, our Senior Vice President — People, Safety and Development, and one of the named executive officers in the proxy statement related to our 2012 annual meeting of stockholders, agreed to leave his current position and become the Regional Vice President of the company’s Eastern Region, based in Knoxville, Tennessee. In connection with the change in his position, Mr. Merrill ceased to serve as an executive officer.

(3)

Amounts shown reflect salary earned by the NEOs for each year indicated and reflect increases that the NEOs, other than Mr. Merrill, received on February 1, 2012, and that Mr. Merrill received on June 1, 2012.

(4)

Mr. Merrill took payment of this bonus in the form of 3,916 restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan on February 25, 2013, that vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant. The amount shown reflects the value of the bonus earned by Mr. Merrill but may not reflect the actual compensation that will be received by Mr. Merrill upon vesting since the value of our stock could increase or decrease over time.

(5)

Stock awards consist of restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of the awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013.

(6)

Amounts shown reflect annual incentive bonus awards earned by the NEOs under our Amended SMIP, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” The amounts shown for 2012 were paid on February 22, 2013.

(7)

We make available for business use to our NEOs and others a private aircraft. Our general policy is not to permit employees, including the NEOs, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the NEOs, may derive personal benefit from travel on our aircraft incidental to a business function, such as when an NEO’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table, we value the compensatory benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the NEO’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including NEOs) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the purchase cost of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

In 2012, All Other Compensation paid to our NEOs consisted of the following amounts:

Name	Matching Contributions to 401(k)	Company Contributions Under Nonqualified Deferred Compensation Plan	Life Insurance Premiums Paid by Company(1)	Professional Association Dues	Club Dues	Personal Use of Corporate Aircraft Incidental to Business Function	Purely Personal Use of Corporate Aircraft	Relocation Expenses(2)	Total All “Other” Compensation
Ronald J. Mittelstaedt	—	6,125	2,607	—	10,955	1,024	62,205	28,206	111,122
Worthing F. Jackman	—	6,125	2,479	—	10,955	558	—	225,575	245,692
Steven F. Bouck	3,900	2,225	3,633	415	2,182	496	—	131,462	144,313
Darrell W. Chambliss	301	6,125	3,913	—	—	386	—	—	10,725
David G. Eddie	2,775	3,549	1,752	—	—	—	—	484,788	492,864
Eric M. Merrill	6,252	1,591	9,303	180	9,093	190	—	417,649	444,258

(1)	Amounts shown are paid by the company in connection with life insurance policies made available to all participants in our Nonqualified Deferred Compensation Plan, including the NEOs.

(2)

Mittelstaedt. During fiscal 2012, pursuant to the company-wide relocation benefits program available to all employees that relocated from California to Texas due to the relocation of our headquarters, Mr. Mittelstaedt received $28,206 related to relocation expenses, including $10,431 in tax gross-ups related to those expenses.

Jackman. During fiscal 2012, pursuant to the company-wide relocation benefits program available to all employees that relocated from California to Texas due to the relocation of our headquarters, Mr. Jackman received $225,575 related to relocation expenses, including $18,671 in tax gross-ups related to those expenses. Mr. Jackman’s former home in California sold for $175,000 less than the purchase price at which the home was purchased by the company, which is included in the relocation expenses amount.

Bouck. During fiscal 2012, pursuant to the company-wide relocation benefits program available to all employees that relocated from California to Texas due to the relocation of our headquarters, Mr. Bouck received $131,462 related to relocation expenses, including $43,307 in tax gross-ups related to those expenses.

Eddie. During fiscal 2012, pursuant to the company-wide relocation benefits program available to all employees that relocated from California to Texas due to the relocation of our headquarters, Mr. Eddie received $484,788 related to relocation expenses, including $134,788 in tax gross-ups related to those expenses. Mr. Eddie’s former home in California sold for $350,000 less than the purchase price at which the home was purchased by the company, which is included in the relocation expenses amount.

Merrill. During fiscal 2012, pursuant to the company-wide relocation benefits program available to all employees that relocated from California to Texas due to the relocation of our headquarters, Mr. Merrill received $417,649 related to relocation expenses, including $38,406 in tax gross-ups related to those expenses. Mr. Merrill’s former home in California sold for $350,000 less than the purchase price at which the home was purchased by the company, which is included in the relocation expenses amount.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2012

The following table summarizes the amount of awards under the Amended SMIP and equity awards granted in 2012 for each of the NEOs.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Ronald J. Mittelstaedt	2/10/12	—	—	—	—	—	—	39,073	—	—	1,230,018
	2/13/12	—	—	—	—	—	—	63,172	—	—	2,000,026
	—	164,680	823,400	1,646,800	—	—	—	—	—	—	—
Worthing F. Jackman	2/10/12	—	—	—	—	—	—	17,392	—	—	547,500
	2/13/12	—	—	—	—	—	—	12,635	—	—	400,024
	—	60,000	300,000	600,000	—	—	—	—	—	—	—
Steven F. Bouck	2/10/12	—	—	—	—	—	—	20,251	—	—	637,501
	2/13/12	—	—	—	—	—	—	15,256	—	—	483,005
	—	72,450	362,250	724,500	—	—	—	—	—	—	—
Darrell W. Chambliss	2/10/12	—	—	—	—	—	—	17,250	—	—	543,030
	2/13/12	—	—	—	—	—	—	12,350	—	—	391,001
	—	58,650	293,250	586,500	—	—	—	—	—	—	—
David G. Eddie	2/10/12	—	—	—	—	—	—	10,379	—	—	326,731
Eric M. Merrill	2/10/12	—	—	—	—	—	—	16,249	—	—	511,519
	2/13/12	—	—	—	—	—	—	9,824	—	—	311,028

(1)

The target incentive amounts shown in this column reflect our annual incentive bonus plan awards provided under the Amended SMIP and represent the target awards pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual annual incentive bonus amounts earned by the NEOs for 2012 under the Amended SMIP are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Stock awards consist of restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan on February 10, 2012, and February 13, 2012. The units granted on February 10 vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant, while the units granted on February 13 were fully vested.

(3)

The value of a stock award is based on the fair value as of the grant date of such award computed in accordance with generally accepted accounting principles, and disregards estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table summarizes unexercised options and restricted stock units that have not vested and related information for each of our NEOs as of December 31, 2012.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Ronald J. Mittelstaedt	—	—	—	10,256	(2)	346,550
	—	—	—	18,477	(3)	624,338
	—	—	—	26,397	(4)	891,955
	—	—	—	33,870	(5)	1,144,467
	—	—	—	39,073	(6)	1,320,277
Worthing F. Jackman	—	—	—	4,832	(2)	163,273
	—	—	—	11,015	(3)	372,197
	—	—	—	11,818	(4)	399,330
	—	—	—	15,162	(5)	512,324
	—	—	—	17,392	(6)	587,676
Steven F. Bouck	—	—	—	5,928	(2)	200,307
	—	—	—	13,680	(3)	462,247
	—	—	—	14,658	(4)	495,294
	—	—	—	17,709	(5)	598,387
	—	—	—	20,251	(6)	684,281
Darrell W. Chambliss	—	—	—	4,926	(2)	166,450
	—	—	—	11,904	(3)	402,236
	—	—	—	12,738	(4)	430,417
	—	—	—	15,093	(5)	509,992
	—	—	—	17,250	(6)	582,878
David G. Eddie	—	—	—	2,663	(2)	101,674
	—	—	—	5,127	(3)	205,714
	—	—	—	7,214	(4)	272,280
	—	—	—	8,310	(5)	304,989
	—	—	—	10,379	(6)	389,666
Eric M. Merrill	27,000	15.45	2/14/16	—		—
	—	—	—	3,009	(2)	101,674
	—	—	—	6,249	(3)	211,154
	—	—	—	8,595	(4)	290,442
	—	—	—	9,876	(5)	333,710
	—	—	—	16,249	(6)	549,054

(1)

Includes restricted stock units which were issued as dividend equivalent units in connection with Waste Connections’ first quarterly cash dividend that was paid on November 12, 2010. The units issued as dividend equivalent units will vest in equal annual installments on the same schedule as the restricted stock unit awards to which such dividend equivalent units correspond.

(2)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 5, 2008.

(3)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 11, 2009.

(4)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 11, 2010.

(5)	The restricted stock units vest in equal, annual installments over the four-year period following the grant date of February 11, 2011.

(6)	The restricted stock units vest in equal, annual installments over the four-year period following the grant date of February 10, 2012.

(7)	Based on the closing price of our common stock of $33.79 on the New York Stock Exchange on December 31, 2012, the last trading day of the 2012 fiscal year.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our NEOs on an aggregated basis during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Mittelstaedt	—	—	117,759	3,749,732
Worthing F. Jackman	—	—	38,945	1,243,032
Steven F. Bouck	110,061	1,521,588	47,256	1,508,262
Darrell W. Chambliss	—	—	39,634	1,264,807
David G. Eddie	—	—	14,940	479,348
Eric M. Merrill	—	—	27,719	881,515

PENSION BENEFITS IN FISCAL YEAR 2012

We do not sponsor any qualified or non-qualified defined benefit plans for any of our executive officers, including the NEOs.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2012

The following table summarizes the participation of our NEOs during 2012 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Ronald J. Mittelstaedt	1,874,011	6,125	90,309	—	5,970,521
Worthing F. Jackman	419,199	6,125	45,620	(30,724)	549,615
Steven F. Bouck	201,000	2,225	1,957	—	1,399,618
Darrell W. Chambliss	248,040	6,125	94,059	—	964,236
David G. Eddie	289,862	3,549	75,523	—	842,718
Eric M. Merrill	491,961	1,591	52,344	—	685,608

(1)

Amounts in these columns represent base salary, cash performance bonus and/or restricted stock unit grants each NEO elected to defer and our annual matching contributions in lieu of matching contributions into our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table elsewhere in this proxy statement and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table under “All Other Compensation.”

(2)

Amounts in this column are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public.

(3)	Amounts shown in this column include the following amounts that were reported as compensation to the NEO in the Summary Compensation Table in our previous proxy statements:

•	For Mr. Mittelstaedt, a total of $3,248,040 was reported (2005 to 2012);

•	For Mr. Jackman, a total of $164,071 was reported (2005 to 2012);

•	For Mr. Bouck, a total of $846,698 was reported (2005 to 2012);

•	For Mr. Chambliss, a total of $542,214 was reported (2005 to 2012);

•	For Mr. Eddie, no amounts have previously been reported, as 2012 was the first year in which Mr. Eddie was a named executive officer; and

•	For Mr. Merrill, a total of $136,064 was reported (2009 to 2012).

The NEOs and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses, commissions and restricted stock unit grants. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, subject to the limits stated in the Nonqualified Deferred Compensation Plan.

Our matching contributions are 100% vested when made. The company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant, except in the case of restricted stock units that are deferred, which are credited as shares of company common stock. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

The investment options and their annual rates of return for the calendar year ended December 31, 2012, that are offered by our plan administrator are contained in the following tables.

Name of Investment Option	Rate of Return in 2012 (%)
AllianceBern VPS Real Estate A	21.19
American Funds IS International 2	17.91
Fidelity VIP Mid Cap Svc	14.75
Franklin Small Cap Value Securities CI2	18.39
Invesco V.I. Core Equity I	13.88
Invesco V.I. Mid Cap Core Equity I	10.96
Ivy Funds VIP High Income	18.64
Janus Aspen Balanced Svc	13.37
Janus Aspen Forty Svc	23.86
Janus Aspen Overseas Svc	13.18
Janus Aspen Perkins Mid Cap Value Svc	10.79
MFS Var Ins Tr II Intl Value SC	15.93
MFS VIT Value – SC	15.88
PIMCO VIT Real Return Admin	8.75
PIMCO VIT Total Return Admin	9.60
Pioneer Emerging Markets VCT I	11.97
Royce Capital Small-Cap Inv	12.50
Van Eck VIP Tr Global Hard Assets I	3.39
Vanguard Var Ins Money Market	0.14
Wells Fargo Advantage VT Small Cap Gr 1	7.87

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon termination of employment or retirement, a participant will receive a distribution from the plan in the form he previously selected — either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the termination or retirement date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his retirement benefits under the plan, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2012.

	(a)		(b)		(c)
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders(1)	1,571,012	(2)	$14.48	(3)	3,058,681	(4)
Not approved by stockholders(7)	352,069	(5)	$11.24	(6)	200,086	(5)

Total	1,923,081		$12.60	(3)(6)	3,258,767

(1)	Consists of: (a) the Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”); and (b) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”).

(2)	Includes an aggregate of 1,317,798 restricted stock units.

(3)	Excludes restricted stock units.

(4)

The remaining 1,572,181 shares reserved for issuance under the 2004 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The remaining 1,500,000 shares reserved for issuance under the Senior Incentive Plan will be issuable upon the exercise of future stock option grants made thereunder.

(5)

While options granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan.

(6)	Excludes restricted stock.

(7)	Consists of the plans summarized below.

The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

In 2002, our Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan is limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than ten years from the date they are granted. Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement. The Compensation Committee currently administers the 2002 Stock Option Plan. The Compensation Committee authorizes the granting of options and determines the employees and consultants to whom options are to be granted, the number of shares subject to each option, the exercise price, option term, vesting schedule and other terms and conditions of the options. However, while options previously granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan. Options previously granted under the plan have exercise prices per share as determined by the Compensation Committee at the time of grant. Immediately prior to a change in control, all outstanding options under the 2002 Stock Option Plan will automatically accelerate and become immediately exercisable. The Compensation Committee may in its discretion provide that the shares subject to an option under the 2002 Stock Option Plan may (i) continue as an immediately exercisable option, (ii) be assumed as immediately exercisable options by the surviving corporation or its parent, (iii) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for the option, or (iv) be cancelled after payment to optionee of an amount in cash or other consideration delivered to the stockholders of the company reduced by the exercise price.

2002 Restricted Stock Plan

In 2002, our Board of Directors adopted the 2002 Restricted Stock Plan in which selected employees, other than executive officers and directors, may participate. Restricted stock awards under the 2002 Restricted Stock Plan may or may not require a cash payment from a participant to whom an award is made. The awards become free of the stated restrictions over periods determined at the date of the grant, subject to continuing employment, the achievement of particular performance goals and/or the satisfaction of certain vesting provisions applicable to each award of shares. The Compensation Committee currently administers the 2002 Restricted Stock Plan. The Compensation Committee authorizes the grant of any stock awards and determines the employees to whom shares are awarded, number of shares to be awarded, award period and other terms and conditions of the awards. Shares of restricted stock may be forfeited and revert to us if a plan participant resigns from Waste Connections and its subsidiaries, is terminated for cause or violates the terms of any non-competition or non-solicitation agreements to which that plan participant is bound (if such plan participant has been terminated without cause). Immediately prior to a change in control, all restrictions imposed by the Compensation Committee on any outstanding restricted stock award under the 2002 Restricted Stock Plan will be immediately automatically cancelled and such award will be fully vested, and any applicable performance goals will be deemed achieved at not less than the target level.

2002 Consultant Incentive Plan

In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock may be issued to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Compensation Committee currently administers the 2002 Consultant Incentive Plan. The Compensation Committee authorizes the issuance of warrants and determines the consultants to whom warrants are to be issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants. All warrants granted under the plan shall have purchase prices per share at least equal to the fair market value of the underlying common stock on the date of grant.

Non-Plan Warrants

Prior to the Board of Directors’ approval of the 2002 Consultant Incentive Plan, we issued warrants to purchase our common stock on an individual basis to certain consultants that assisted us in various capacities and certain employees. Historically, these warrants were issued fully vested and were exercisable at the date of grant. The Board of Directors authorized the issuance of such warrants and determined the consultants and employees to whom such warrants were issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Arrangements in Effect in 2012

Our NEOs are entitled to certain payments and benefits upon qualifying terminations of employment and, in certain cases, a change in control under the Separation Benefits Plans. The following discussion describes the terms of these payments and benefits and the circumstances in which they will be paid or provided.

CEO Separation Benefits Plan

Mr. Mittelstaedt is eligible to receive severance benefits and change in control payments pursuant to the CEO Separation Benefits Plan. Under the terms of the CEO Separation Benefits Plan, Mr. Mittelstaedt is entitled to receive, upon a termination by us without cause or resignation by Mr. Mittelstaedt for “good reason” (as defined below) prior to a change in control (as defined in the CEO Separation Benefits Plan) or upon a termination due to death or permanent disability: (i) a lump-sum cash payment equal to $7,500,000; (ii) coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years following termination; (iii) accelerated vesting of all of Mr. Mittelstaedt’s outstanding but unvested time-based equity awards; (iv) a pro-rated portion Mr. Mittelstaedt’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance cycle; and (v) with respect to Mr. Mittelstaedt’s outstanding stock options, an extended post-termination exercise period to the earlier of the fifth anniversary of Mr. Mittelstaedt’s date of termination or the expiration date of such stock options pursuant to their original terms.

Upon a termination by us without cause or resignation by Mr. Mittelstaedt for good reason within two years after a change in control, Mr. Mittelstaedt is entitled to receive a lump-sum cash payment equal to $7,500,000 and coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years following termination. Further, the CEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to Mr. Mittelstaedt in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.

In order to receive the severance benefits under the CEO Plan, Mr. Mittelstaedt must abide by certain restrictive covenants in the CEO Separation Benefits Plan, including a commitment by Mr. Mittelstaedt not to compete in restricted territory with our competitors and not to solicit our employees for 12 months (with a few limited exceptions with respect to certain of our executive officers) following the date of Mr. Mittelstaedt’s termination of employment. Additionally, in the event of certain terminations of employment, Mr. Mittelstaedt is eligible to receive an amount equal to $7,000,000 if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.

Separation Benefits Plan for Other NEOs (other than Mr. Eddie)

Our NEOs, other than Messrs. Mittelstaedt and Eddie, are eligible to receive certain separation benefits and change in control payments pursuant to the NEO Separation Benefits Plan. Under the terms of the NEO Separation Benefits Plan and their respective participation letter agreements under the NEO Separation Benefits Plan, each of Messrs. Bouck, Jackman, Chambliss and Merrill are entitled to receive, upon a termination by us without cause or resignation by such NEO for “good reason” (as defined below) prior to a change in control (as defined in the NEO Separation Benefits Plan): (i) a cash payment equal to $3,900,000 (for Mr. Bouck), $3,300,000 (for each of Messrs. Jackman and Chambliss) or $500,000 (for Mr. Merrill), payable one-third on the termination date and one-third on each of the first and second anniversaries of the termination date (or, for Mr. Merrill, payable in accordance with the company’s normal payroll practices); (ii) full accelerated vesting of the applicable NEO’s outstanding but unvested time-based equity awards; (iii) accelerated vesting of a pro-rated portion of the applicable NEO’s performance-based equity awards, following our Compensation Committee’s determination of actual performance achievement following the end of the performance cycle; and (iv) with respect to the applicable NEO’s outstanding stock options, an extended post-termination exercise period through the earlier of the third anniversary of the termination date (or, with respect to Mr. Merrill, the first anniversary of the termination date) or the expiration of the original term of such stock options. In addition to the foregoing benefits, for one year after the date of termination of Mr. Merrill, we will pay to Mr. Merrill an amount equal to our portion of the cost of medical insurance at the rate in effect on his date of termination.

Messrs. Bouck, Jackman, Chambliss and Merrill are also entitled to the foregoing benefits if such NEO’s employment is terminated as a result of their death, to be paid in a lump sum. In the event of a termination of employment due to permanent disability, each of Messrs. Bouck, Jackman and Chambliss are entitled to receive the benefits described above, except that in lieu of the cash payment, each such NEO will be entitled to: (A) a pro-rated portion of the applicable NEO’s annual bonus for the year of termination, and (B) cash payments equal to the applicable NEO’s remaining base salary through the full term of the NEO Separation Benefits Plan, to be paid one-third on the date of termination and one-third on each of the first and second anniversaries of the date of termination. In the event of a termination of Mr. Merrill’s employment due to permanent disability, Mr. Merrill is entitled to receive the same severance benefits as if he experienced a termination by us without cause, as described above.

Upon a termination by us without cause or resignation by them for good reason within two years after a change in control, Messrs. Bouck, Jackman, Chambliss and Merrill are entitled to receive a cash payment equal to $3,900,000 (for Mr. Bouck), $3,300,000 (for each of Messrs. Jackman and Chambliss) or $500,000 (for Mr. Merrill), payable in a lump sum. Further, the NEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to such participating NEOs in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.

To receive the above severance benefits, Messrs. Bouck, Jackman, Chambliss and Merrill must abide by certain restrictive covenants in the NEO Separation Benefits Plan, including a commitment by the NEO not to compete with the company in a restricted territory and not to solicit our employees for 12 months following the date of such NEO’s termination of employment.

For purposes of the Separation Benefits Plans, “good reason” is generally defined as: (i) assignment to the NEO of duties inconsistent with and resulting in a diminution of his position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the effective date of the Separation Benefits Plans; or any other action by the company which results in a diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the NEO (so long as the existing corporate structure of the company is maintained); provided, however, that his failure to be in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the company will constitute “good reason”; (ii) the relocation of his principal place of employment to a location more than fifty (50) miles from its present location without his prior approval; (iii) a material reduction by the company in his total annual cash compensation without his prior approval; (iv) on or after a change in control, a material reduction by the company in his total annual compensation without his prior approval; (v) a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which he was participating or the taking of any action by the company which would adversely affect his participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of company); (vi) any material breach by the company of any provision of the Separation Benefits Plans without his having committed any material breach of his obligations hereunder, which breach is not cured within twenty (20) days following written notice thereof to the company of such breach; or (vii) the failure of the company to obtain the assumption of the plan by any successor entity.

Employment Agreement with Mr. Eddie

We entered into an employment agreements with Mr. Eddie on October 1, 2005. This agreement provides for certain payments to the Mr Eddie in the event of his termination, resignation, death or disability, or upon a change in control of the company.

We may terminate Mr. Eddie’s employment with or without cause. “Cause” is defined in Mr. Eddie’s employment agreement as follows:

•	a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach;

•	conviction of a felony;

•	a breach of any of the provisions of the non-competition and non-solicitation provisions of the employment agreement;

•

repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement; and

•	misappropriation of property belonging to the company and/or any of its affiliates.

In the event of Mr. Eddie’s disability or death, in addition to the payments listed in the tables below, he may receive benefits under our long-term disability insurance and our life and accidental death and dismemberment insurance plans, which provide for broad-based employee participation.

Mr. Eddie may terminate his employment at any time.

A change in control of Waste Connections is generally treated as a termination without cause of Mr. Eddie, unless he elects in writing to waive the applicable provision of his employment agreement. Under his employment agreement, a “Change in Control” is deemed to have occurred if:

•

there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;

•	any person (as defined in the agreement), shall become the beneficial owner (as defined in the agreement), directly or indirectly, of 50% or more of the company’s outstanding voting securities; or

•

during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

In addition to his severance payments described in the tables below, in the event of a change in control after which any previously outstanding option, warrant or other right relating to our capital stock fails to remain outstanding, Mr. Eddie would be entitled to receive either: (i) options to purchase that number of shares of stock of the acquiring company that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction (the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights); or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

Potential Payments Tables

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation (including, in certain cases, in connection with a change in control of our company) pursuant to the applicable Severance Benefits Plan or employment agreement, assuming such termination, resignation or change in control occurred on December 31, 2012. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a termination of employment or a change in control in our company occurred on December 31, 2012, as applicable; and (b) the price per share of our common stock is $33.79, the closing price on December 31, 2012, the last trading day of the 2012 fiscal year.

In addition to the amounts reflected in the tables, on termination of employment, all vested deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

Ronald J. Mittelstaedt, Chief Executive Officer and Chairman

	Termination for Cause Not Subject to Optional Restricted Period		Termination for Cause Subject to Optional Restricted Period		Termination Without Cause or on Disability Not Subject to Optional Restricted Period		Termination Without Cause or on Disability Subject to Optional Restricted Period		Termination on Death		Termination by Employee For Good Reason Not Subject to Optional Restricted Period		Termination by Employee For Good Reason Subject to Optional Restricted Period		Termination by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination by Employee Without Good Reason Subject to Optional Restricted Period		Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(5)	$—	(5)	$—	(5)	$—	(5)	$—	(5)	$—	(1)	$—	(1)	$—	(5)
Bonus	—	(2)	—	(2)	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)	—	(2)	—	(2)	—	(6)
Severance Payment	—		7,000,000	(4)	7,569,018	(7)	14,569,018	(9)	7,569,018	(7)	7,569,018	(7)	14,569,018	(9)	—		7,000,000	(4)	7,569,018	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	—	(3)	4,327,587	(8)	4,327,587	(8)	4,327,587	(8)	4,327,587	(8)	4,327,587	(8)	—	(3)	—	(3)	4,327,587	(10)
TOTAL	$—		$7,000,000		$11,896,604		$18,896,604		$11,896,604		$11,896,604		$18,896,604		$—		$7,000,000		$18,896,604

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.

(4)

Reflects the payment owed pursuant to the CEO Separation Benefits Plan if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.

(5)	Reflects that, in lieu of the employee’s base salary, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan. See footnote (7) for payment terms.

(6)	Reflects that, in lieu of the employee’s bonus, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan. See footnote (7) for payment terms.

(7)	Reflects a lump sum payment equal to the sum of: (i) $7,500,00 and (ii) the employee’s Health Insurance Benefit.

(8)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the fifth anniversary of the date of termination. No value for the extension was included since Mr. Mittelstaedt does not currently hold any options.

(9)

Reflects a lump sum payment equal to the sum of: (i) $7,500,00, (ii) the employee’s Health Insurance Benefit, and (iii) the payment owed pursuant to the CEO Separation Benefits Plan if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.

(10)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination.

Worthing F. Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(4)	$1,200,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	300,000	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,034,800	(7)	2,034,800	(7)	2,034,800	(7)	2,034,800	(7)	—	(3)	2,034,800	(13)
TOTAL	$—		$5,334,800		$3,534,800		$5,334,800		$5,334,800		$—		$5,334,800

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.

(4)

Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.

(5)

Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.

(6)

Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to one-year non-competition and one-year non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.

(7)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Jackman does not currently hold any options.

(8)

Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2016. See footnote (6) for payment terms.

(9)

Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.

(10)

Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.

(11)

Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.

(12)

Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.

(13)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination.

Steven F. Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(4)	$1,449,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	362,250	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,900,000	(6)	—		3,900,000	(12)	3,900,000	(6)	—		3,900,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,440,517	(7)	2,440,517	(7)	2,440,517	(7)	2,440,517	(7)	—	(3)	2,440,517	(13)
TOTAL	$—		$6,340,517		$4,251,767		$6,340,517		$6,340,517		$—		$6,340,517

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.

(4)

Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.

(5)

Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.

(6)

Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to one-year non-competition and one-year non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.

(7)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Bouck does not currently hold any options.

(8)

Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2016. See footnote (6) for payment terms.

(9)

Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.

(10)

Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.

(11)

Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.

(12)

Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.

(13)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(4)	$1,200,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	300,000	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,091,973	(7)	2,091,973	(7)	2,091,973	(7)	2,091,973	(7)	—	(3)	2,091,973	(13)
TOTAL	$—		$5,391,973		$3,558,223		$5,391,973		$5,391,973		$—		$5,391,973

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.

(4)

Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.

(5)

Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.

(6)

Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to one-year non-competition and one-year non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.

(7)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Chambliss does not currently hold any options.

(8)

Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2016. See footnote (6) for payment terms.

(9)

Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.

(10)

Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.

(11)

Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.

(12)

Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.

(13)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination.

Eric M. Merrill, Regional Vice President — Eastern Region(1)

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(2)	$—	(5)	$—	(5)	$—	(9)	$—	(5)	$—	(2)	$—	(9)
Bonus	—	(3)	—	(6)	—	(6)	—	(10)	—	(6)	—	(3)	—	(10)
Severance Payment	—		509,008	(7)	509,008	(7)	500,000	(11)	509,008	(7)	—		500,000	(11)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(4)	1,486,017	(8)	1,486,017	(8)	1,486,017	(8)	1,486,017	(8)	—	(4)	1,486,017	(12)
TOTAL	$—		$1,995,024		$1,995,024		$1,986,017		$1,995,024		$—		$1,986,017

(1)

On October 29, 2012, Eric M. Merrill, our Senior Vice President — People, Safety and Development, and one of the named executive officers in the proxy statement related to our 2012 annual meeting of stockholders, agreed to leave his current position and become the Regional Vice President of the company’s Eastern Region, based in Knoxville, Tennessee.

(2)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(3)	Employee will forfeit his bonus for the year in which such a termination occurs.

(4)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.

(5)

Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (7) for payment terms.

(6)

Reflects that, in lieu of the employee’s bonus, the employee will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (7) for payment terms.

(7)	Reflects a payment equal to the sum of: (i) $500,000 and (ii) the employee’s Health Insurance Benefit. This amount will be paid in accordance with the company’s normal payroll practices.

(8)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the first anniversary of the date of termination. Since Mr. Merrill holds only one option to purchase 27,000 shares that is fully vested and significantly in-the-money, we believe the value to this extension is nominal and simply provides Mr. Merrill additional time to exercise the option for personal tax planning purposes.

(9)

Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (11) for payment terms.

(10)

Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (11) for payment terms.

(11)

Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.

(12)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination.

David G. Eddie, Senior Vice President and Chief Accounting Officer

	Termination for Cause		Termination Without Cause(4)		Termination on Disability		Termination on Death		Termination by Employee		Change in Control(4)
Base Salary	$—	(1)	$—	(5)	$—	(5)	$—	(5)	$—	(1)	$—	(5)
Bonus	—	(2)	189,000	(6)	189,000	(6)	189,000	(6)	—	(2)	189,000	(6)
Severance Payment	—		289,008	(7)	289,008	(7)	289,008	(9)	—		289,008	(10)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	1,138,486	(8)	1,511,979	(8)	1,511,979	(8)	—	(3)	1,511,979	(8)
TOTAL	$—		$1,616,494		$1,616,494		$1,616,494		$—		$1,616,494

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.

(4)	Upon such a termination, Waste Connection would pay as incurred Mr. Eddie’s expenses, up to $15,000, associated with career counseling and resume development.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnotes (7), (9) and (10) for payment terms.

(6)

Reflects the prorated maximum bonus available to the employee under his employment agreement and the Management Incentive Compensation Program for the year in which the termination occurs, which is 67.5% of his base salary at the time of termination. See footnotes (7), (9) and (10) for payment terms.

(7)

Reflects an amount equal to the sum of: (i) an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement; plus (ii) an amount equal to the company’s portion (but not the employee’s portion) of the cost of medical insurance at the rate in effect on the date of termination for a period of one year from the date of termination. For illustrative purposes only, we have used the cost that Mr. Eddie would pay under COBRA if he elected to extend his health coverage under our group health plan for the period indicated. Together with the payments under footnotes (5) and (6), this amount will be paid in accordance with the company’s normal payroll practices and not as a lump sum. Employee is subject to non-competition and non-solicitation covenants, which generally run for a one-year period after the date of termination.

(8)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the first anniversary of the date of termination. No value for the extension was included since Mr. Eddie does not currently hold any options.

(9)

Reflects an amount equal to the sum of: (i) an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement; plus (ii) an amount equal to the company’s portion (but not the employee’s portion) of the cost of medical insurance at the rate in effect on the date of termination for a period of one year from the date of termination. For illustrative purposes only, we have used the cost that Mr. Eddie would pay under COBRA if he elected to extend his health coverage under our group health plan for the period indicated. Together with the payments under footnotes (5) and (6), this amount will be paid as a lump sum.

(10)

Reflects an amount equal to the sum of: (i) an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement; plus (ii) an amount equal to the company’s portion (but not the employee’s portion) of the cost of medical insurance at the rate in effect on the date of termination for a period of one year from the date of termination. For illustrative purposes only, we have used the cost that Mr. Eddie would pay under COBRA if he elected to extend his health coverage under our group health plan for the period indicated. Together with the payments under footnotes (5) and (6), this amount will be paid in a lump sum. Employee is subject to non-competition and non-solicitation covenants, which generally run for a one-year period after the change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 20, 2005, Namen Chambliss has held the position of Network Manager for the company. Mr. N. Chambliss is the brother of Darrell Chambliss, our Executive Vice President and Chief Operating Officer. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Memphis, Tennessee. The total salary and bonus compensation we paid to Mr. N. Chambliss in 2012 was $127,614.96. In addition, Mr. N. Chambliss had $29,340 of restricted stock units vest in 2012. In 2012, we granted Mr. N. Chambliss 787 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Network Manager, Mr. N. Chambliss’ annual salary is $108,500 as of January 22, 2013.

Since January 2, 2008, Michelle Little has held the position of Director of Accounting for the company. Mrs. Little is the spouse of James Little, our Senior Vice President — Engineering and Disposal. The total salary and bonus compensation we paid to Mrs. Little in 2012 was $212,385. In addition, Mrs. Little had $83,084 of restricted stock units vest in 2012. In 2012, we granted Mrs. Little 1,573 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Director of Accounting, Mrs. Little’s annual salary is $185,000 as of February 1, 2013.

Review, Approval or Ratification of Transactions with Related Persons

The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that prohibit: (a) officers, directors or any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) officers or employees of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

During fiscal 2012, the company engaged the services of an independent relocation company (the “Provider”) to provide certain relocation and related services for all employees who relocated from our previous headquarters in Folsom, California to our new headquarters in The Woodlands, Texas. The company’s relocation program includes home marketing assistance to help sell an employee’s home, a guaranteed purchase offer, a directed offer above appraised value benefit, home purchase assistance, reimbursement of certain out-of-pocket expenses related to relocating and certain home sale expenses, shipment of household goods, temporary living and an allowance for relocation costs. These relocation benefits are available to all employees who relocated from our previous headquarters in Folsom, California to our new headquarters in The Woodlands, Texas.

The directed offer above appraised value benefit provision provides that the company, in its sole discretion and subject to applicable laws, may direct the Provider to provide an employee with assistance to complete his or her home sale in a situation where the home appraises for less than a value agreed to by the company given the facts and circumstances surrounding the sale. Pursuant to the relocation program, the company will reimburse the Provider for all expenses, including any losses from the resale of the residence to a third-party buyer; however, the company will receive the gains from the resale of the residence, if the resale price is greater than the price the Provider paid for the property.

Pursuant to the company’s relocation program, on March 3, 2012, under the directed offer above appraised value benefit provision, the Provider offered to purchase the former residence of Mr. Richard K. Wojahn, our Vice President — Business Development, at a purchase price agreed to by the company given the facts and circumstances surrounding the sale of Mr. Wojahn’s home. The Provider paid Mr. Wojahn the purchase price and assumed all expenses associated with ownership of the property. During fiscal 2012, the company paid or accrued $396,756 in connection with the relocation of Mr. Wojahn.

Pursuant to the company’s relocation program, on June 1, 2012, under the directed offer above appraised value benefit provision, the Provider offered to purchase the former residence of Mr. Gregory Thibodeaux, our Vice President — Maintenance and Fleet Management, at a purchase price agreed to by the company given the facts and circumstances surrounding the sale of Mr. Thibodeaux’s home. The Provider paid Mr. Thibodeaux the purchase price and assumed all expenses associated with ownership of the property. During fiscal 2012, the company paid or accrued $256,638 in connection with the relocation of Mr. Thibodeaux.

Pursuant to the company’s relocation program, on July 29, 2012, under the directed offer above appraised value benefit provision, the Provider offered to purchase the former residence of Mr. Matthew Black, our Vice President and Chief Tax Officer, at a purchase price agreed to by the company given the facts and circumstances surrounding the sale of Mr. Black’s home. The Provider paid Mr. Black the purchase price and assumed all expenses associated with ownership of the property. During fiscal 2012, the company paid or accrued $175,631 in connection with the relocation of Mr. Black.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report for Waste Connections’ stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2012. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended, as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman

Robert H. Davis

William J. Razzouk

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2012. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year 2013. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Third Amended and Restated Bylaws in order for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2013.

The following table sets forth fees billed for professional services rendered in 2012 and 2011 by PricewaterhouseCoopers LLP.

	2012	2011
Audit Fees	$1,877,780	$1,207,480
Audit-Related Fees	—	—
Tax Fees	200,855	11,700
All Other Fees	3,600	3,600

Total	$2,082,235	$1,222,780

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2012 and 2011, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with review of documents filed with, or furnished to, the SEC, and accounting consultations, as well as out-of-pocket expenses incurred in the performance of audit services. For fiscal year 2012, the amount also includes fees for professional services rendered for audit work related to the acquisition of R360 Environmental Solutions.

Tax Fees consist of fees associated with tax compliance, advice and planning in 2012 and 2011. Tax compliance, advice and planning in 2012 principally included analyses to evaluate tax basis associated with both proposed and consummated acquisitions, discussions regarding state income and excise taxes and various other tax-related consultations and, in 2011, principally included discussions regarding state income and excise taxes and various other tax-related consultations.

All Other Fees consist of a license fee for an online accounting and reporting research database.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s independence during the periods covered.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

(SAY ON PAY)

We are requesting our stockholders to provide advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 16 to 28 of this Proxy Statement. This non-binding advisory vote, commonly referred to as a “say-on-pay” vote, is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. In 2012, our stockholders overwhelmingly approved our “say-on-pay” proposal, with more than 93% of the votes cast voting in favor of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that, among other objectives, reflects company performance, job complexity and value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We believe the compensation program for our named executive officers has been instrumental in helping Waste Connections achieve strong financial performance and total stockholder returns, most notably during the challenging economic environment over the past few years.

The following is a summary of some of the key points of our executive compensation program. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement for additional details on Waste Connections’ executive compensation, including Waste Connections’ compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2012.

•

We emphasize pay-for-performance.    We believe a significant portion of our executives’ compensation should be variable and at risk and tied to our measurable performance. The Compensation Committee has designed our executive compensation program so that total compensation is earned largely based on attaining multiple pre-established financial performance goals.

•

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders.    We believe that equity awards serve to align the interests of our executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program.

•

We believe that we provide competitive pay opportunities that are intended to reflect best practices.    The Compensation Committee periodically reviews our executive compensation program with the intent to provide competitive pay opportunities and reflect best practices. In early 2012, we implemented new Separation Benefits Plans with our CEO and others NEOs at that time that, among other things, removed certain “single-trigger” change in control provisions and eliminated excise tax gross-up rights that were contained in their employment agreements.

•

We are committed to having strong governance standards with respect to our compensation program, procedures and practices.    Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee periodically retains an independent compensation consultant to provide it with advice and guidance on Waste Connections’ executive compensation program design and to evaluate our executive compensation. The Compensation Committee oversees and periodically assesses the risks associated with our company-wide compensation structure, policies and programs to determine whether such programs encourage excessive risk taking. We also have adopted stock ownership guidelines for our Board members and certain executives and anti-hedging/pledging policies.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Waste Connections, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 16 to 28 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers. Unless the Board of Directors modifies the determination on the frequency of future say-on-pay votes, the next say-on-pay vote will be held at the 2014 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 — APPROVAL OF PROPOSAL TO AMEND AND RESTATE CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS

Background; Governance Considerations

Our Board of Directors has evaluated the company’s voting requirements on numerous occasions to ensure that they are in the best interests of the company and its stockholders. In this regard, our Board has consistently determined that the retention of a supermajority vote standard for certain extraordinary matters was the best way to ensure that interests of all stockholders are fully protected. Specifically, our Board has consistently concluded that charter and bylaw amendments should have the support of a broad consensus of the company’s stockholders rather than just a simple majority, and that supermajority vote requirements protect stockholders against the potentially self-interested actions of short-term investors.

On the other hand, our Board is aware that significant stockholders and institutions disagree. These entities generally argue that a majority stockholder vote should be sufficient for any corporate action requiring stockholder approval, regardless of the considerations outlined above. Additionally, at the company’s 2012 annual meeting of stockholders, a majority of the company’s stockholders approved a non-binding stockholder proposal encouraging our Board to take the steps necessary so that each stockholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal. Consistent with its strong commitment to the careful consideration of stockholder views and recognizing that there are different perspectives on the issue of majority voting, our Board has elected to submit the proposal described below to a stockholder vote.

Proposed Amendment and Restatement

If approved, the proposal would amend and restate the company’s charter to provide for the elimination of each voting requirement that calls for a greater than simple majority vote (the “Restated Certificate”).

Under the company’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. The charter provides that a supermajority vote of the stockholders is required to approve actions related to a small number of fundamental matters of corporate governance. These matters include: (i) removal of a director for cause; (ii) an alteration, amendment or repeal of the bylaws or any amendment to the charter that contravenes any existing bylaw; and (iii) an alteration, amendment or repeal of the charter or the adoption of any provision inconsistent therewith or providing for cumulative voting in the election of directors.

If the proposed Restated Certificate is adopted, each of the foregoing supermajority voting requirements would be removed from the charter. Instead, any matter voted upon at any meeting of the stockholders would be decided by the majority of the stockholders voting upon such matter, unless otherwise provided by law. The default voting requirement in the Bylaws, contained in Section 13 therein, states, “Except as otherwise provided by statute or by the certificate of incorporation, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.”

The text of the proposed Restated Certificate, which would modify Articles VI, VII and VIII(E) of the company’s charter, is attached as Appendix A to this proxy statement, with deletions indicated by strikeouts and additions indicated by underlining.

Required Vote

For the Restated Certificate to become effective, this proposal must receive the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote at the meeting. If the proposal is approved by the required stockholder vote, our Board will take the necessary steps to amend and restate the company’s charter as set forth in Appendix A. If the Restated Certificate does not receive the required level of stockholder approval, the Restated Certificate will not be implemented and the company’s current voting requirements will remain in place.

Board Recommendation

Our Board continues to believe that the retention of the company’s existing supermajority vote requirements for certain extraordinary matters provides stockholders with very meaningful protections against actions that may not be in their best interests. On the other hand, our Board recognizes that significant stockholders and institutions disagree and also believes that responsiveness to this perspective is an important matter of corporate governance. Accordingly, after careful consideration of the issue in accordance with its fiduciary duties and in recognition of last year’s non-binding vote, our Board has determined to recommend a vote to approve the Restated Certificate.

WHILE THE BOARD BELIEVES THERE IS A STRONG ARGUMENT TO THE CONTRARY, THE BOARD HAS ELECTED TO RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED RESTATED CERTIFICATE, IN RECOGNITION OF THE NON-BINDING STOCKHOLDER VOTE AT THE COMPANY’S 2012 ANNUAL MEETING.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2012 pursuant to Section 16 of the Exchange Act, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2012.

Stockholder Proposals for 2014 Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this proxy statement, no later than the close of business (Central Standard Time) on December 31, 2013. Stockholder proposals to be presented at the company’s 2014 Annual Meeting of Stockholders will be considered untimely, within the meaning of our Bylaws, unless received not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Annual Report to Stockholders and Form 10-K

Our Annual Report on Form 10-K for the fiscal year 2012 filed with the SEC, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to the company’s Secretary at the company’s address listed on the first page of this proxy statement, a copy of our 2012 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2012 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. It is important that the proxies are submitted promptly and that your shares are represented. You are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or submit your proxy pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone.

By Order of the Board of Directors,

Patrick J. Shea

Secretary

April 28, 2013

APPENDIX A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WASTE CONNECTIONS, INC.

Waste Connections, Inc., a Corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Waste Connections, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 1997.

2. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

3. The Corporation’s Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of this Corporation is Waste Connections, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

This Corporation is to have perpetual existence.

ARTICLE V

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 257,500,000 shares, divided into (a) 250,000,000 shares of Common Stock, par value $0.01 per share, and (b) 7,500,000 shares of Preferred Stock, par value $0.01 per share.

B. The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of ~~the holders of~~ at least ~~66 2/3~~% a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors that are present in person or represented by proxy at a duly called and convened meeting of stockholders, voting together as a single class.

ARTICLE VII

Notwithstanding any other provision contained in this Second Amended and Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By- Laws or otherwise, this Second Amended and Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of ~~holders of~~ at least ~~66 2/3%~~ a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors~~; provided, however, that the provisions of this Article VII shall not apply unless and until the Corporation shall have completed an IPO~~, voting together as a single class.

ARTICLE VIII

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Second Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A. Number of Directors. The number of directors comprising the entire Board shall, at the time of filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), be the number of directors then in office and shall thereafter, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office provided that in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

B. Classes and Terms of Directors. The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based upon the number of directors comprising the entire Board. The Board shall, at or before the first meeting of the Board following the Effective Time, designate the class to which each director then serving shall be a member. The initial term of the directors in Class I shall extend until the first annual meeting of stockholders following the end of the Corporation’s fiscal year ending December 31, 1998; the initial term of the directors in Class II shall extend until the first annual meeting of stockholders following the end of the Corporation’s fiscal year ending December 31, 1999; and the initial term of the directors in Class III shall extend until the first annual meeting of stockholders following the end of the Corporation’s fiscal year ending December 31, 2000. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

C. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. Subject to the rights of the holder of any class or series of preferred stock then outstanding, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term or his prior death, retirement or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that the number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based on the number of directors comprising the entire Board. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum.

D. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified.

E. Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of ~~the holders of~~ at least ~~66 2/3%~~ a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~; provided, however, that the directors or any director may be removed with or without cause, by the affirmative vote of the holders of at least a majority of such voting power, at any time prior to the completion of an IPO~~.

F. Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VIII, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by such rights and preferences.

G. Written Ballot Not Required. The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE IX

The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE X

In furtherance and not in limitation of the powers conferred by law or in this Second Amended and Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than, and unequally to, all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE XI

Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board, by the President or by the Chairman of the Board, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board, and (iv) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing~~; provided, however, that the provisions of the foregoing clause (iv) shall not apply prior to the completion of an IPO~~.

ARTICLE XII

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article XII, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article XII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE XIII

Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Ronald J. Mittelstaedt, its Chief Executive Officer and Chairman, on this         day of                 , 2013.

WASTE CONNECTIONS, INC.

By:
Name: Title:	Ronald J. Mittelstaedt Chief Executive Officer and Chairman

The Woodlands Resort & Conference Center

2301 North Millbend Drive
The Woodlands, Texas 77380
281-367-1100

Dallas
The Woodlands Mall
Lake Robbins Dr
Grogan's Mill Rd
Six Pines Drive
45
N
W
E
S
(Map Not To Scale)
Woodlands Parkway
Exit 76
N. Millbend Dr
S. Millbend Dr
Rayford/Sawdust Road
Exit 73
The Woodlands Resort & Conference Center
Hardy Toll Road
45
George Bush Intercontinental Airport
Houston

Directions coming from the North on I-45

Take I-45 South to Exit 76
Turn right onto Woodlands Parkway.
Stay in right lane exiting at Grogan's Mill Road and turn LEFT at traffic light.
Turn RIGHT on North Millbend Drive
The entrance to the resort is on the immediate LEFT.

Directions coming from the South on I-45

Take I-45 North Exit 76B
Follow Woodlands Parkway and stay in right lane exiting at Grogan's Mill Road and turn LEFT at traffic light.
Turn RIGHT on North Millbend Drive.
The entrance to the resort is on the immediate LEFT.

PROXY

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 14, 2013

10:00 A.M., Central Daylight Time

THE WOODLANDS RESORT & CONFERENCE CENTER

2301 North Millbend Drive

The Woodlands, Texas 77380

Waste Connections, Inc. Waterway Plaza Two 10001 Woodloch Forest Drive, Suite 400 The Woodlands, Texas 77380	Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on June 14, 2013.

The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2013, and Annual Report to Stockholders for the fiscal year 2012. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Friday, June 14, 2013, at 10:00 a.m., Central Daylight Time, at The Woodlands Resort & Conference Center, 2301 North Millbend Drive, The Woodlands, Texas 77380, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE. IF YOU DO NOT MAKE SPECIFICATIONS ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4, EACH OF WHICH IS REFERRED TO ON THE REVERSE SIDE. IN EITHER CASE, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Please detach here

The Board of Directors Unanimously Recommends a Vote “FOR” each of the nominees in Proposal 1, and “FOR” Proposals 2, 3 and 4.

1. Election of Directors:

01 Edward E. “Ned” Guillet	☐ For	☐ Against	☐ Abstain

02 Ronald J. Mittelstaedt	☐ For	☐ Against	☐ Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

☐ For	☐ Against	☐ Abstain

3. Approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in the proxy statement (“say on pay”).

☐ For	☐ Against	☐ Abstain

4. Proposal to amend and restate our Amended and Restated Certificate of Incorporation to remove supermajority voting requirements.

☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Address Change? Mark Box	☐	Indicate changes below:

If you plan to attend the Annual Meeting of Stockholders, please mark the following box.    ☐

Date: , 2013

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If the shares of common stock represented by the proxy are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.